Exhibit 10.1
EXECUTION VERSION
Customer CUSIP 22704NAA0
Facility CUSIP 22704NAB8

$450,000,000 REVOLVING CREDIT FACILITY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among
CROCS, INC.
CROCS RETAIL, LLC
JIBBITZ, LLC
COLORADO FOOTWEAR C.V.
CROCS EUROPE B.V.
and

THE GUARANTORS PARTY HERETO

and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swing Loan Lender and Issuing Lender

PNC CAPITAL MARKETS LLC,
as Joint Lead Arranger, Co-Syndication Agent and Sole Bookrunner

CITIBANK N.A., BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Co-Syndication Agents
Dated as of July 26, 2019

Customer CUSIP 22704NAA0
Facility CUSIP 22704NAB8

TABLE OF CONTENTS

		Page
1	ARTICLE 1; CERTAIN DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Construction	35
1.3	Accounting Principles; Changes in GAAP	35
1.4	Uniform Commercial Code Terms	36
1.5	Dutch Terms	36
1.6	Divisions	38
2	ARTICLE II: REVOLVING CREDIT AND SWING LOAN FACILITIES	38
2.1	Revolving Credit Commitments	38
2.1.1	Revolving Credit Loans	38
2.1.2	Swing Loan Commitment	38
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	38
2.3	Commitment Fees	39
2.4	Revolving Credit Loan Requests; Swing Loan Requests	39
2.4.1	Revolving Credit Loan Requests	39
2.4.2	Swing Loan Requests	40
2.5	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	40
2.5.1	Making Revolving Credit Loans	40
2.5.2	Presumptions by the Administrative Agent	40
2.5.3	Making Swing Loans	41
2.5.4	Repayment of Revolving Credit Loans	41
2.5.5	Borrowings to Repay Swing Loans	41
2.5.6	Swing Loans Under Cash Management Agreements	42
2.6	Notes	42
2.7	Use of Proceeds	42
2.8	Letter of Credit Subfacility	42
2.8.1	Issuance of Letters of Credit	42
2.8.2	Letter of Credit Fees	44
2.8.3	Disbursements, Reimbursement	44
2.8.4	Repayment of Participation Advances	46
2.8.5	Documentation	46
2.8.6	Determinations to Honor Drawing Requests	46
2.8.7	Nature of Participation and Reimbursement Obligations	46
2.8.8	Indemnity	48
2.8.9	Liability for Acts and Omissions	48
2.8.10	Issuing Lender Reporting Requirements	50
2.9	Defaulting Lenders	50
2.10	Increase in Revolving Credit Commitments	52
2.10.1	Increasing Lenders and New Lenders	52
2.11	Reduction of Revolving Credit Commitment	53

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Customer CUSIP 22704NAA0
Facility CUSIP 22704NAB8

2.12	Illegality	53
3	RESERVED	54
4	ARTICLE 4 - INTEREST RATES	54
4.1	Interest Rate Options	54
4.1.1	Revolving Credit Interest Rate Options; Swing Loan Interest Rate	54
4.1.2	[RESERVED]	55
4.1.3	Rate Quotations	55
4.2	Interest Periods	55
4.2.1	Amount of Borrowing Tranche	55
4.2.2	Renewals	55
4.3	Interest After Default	55
4.3.1	Letter of Credit Fees, Interest Rate	55
4.3.2	Other Obligations	55
4.3.3	Acknowledgment	55
4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available	56
4.4.1	Unascertainable	56
4.4.2	Illegality; Increased Costs; Deposits Not Available	57
4.4.3	Administrative Agent’s and Lender’s Rights	57
4.5	Selection of Interest Rate Options	58
5	PAYMENTS	58
5.1	Payments	58
5.2	Pro Rata Treatment of Lenders	58
5.3	Sharing of Payments by Lenders	59
5.4	Presumptions by Administrative Agent	59
5.5	Interest Payment Dates	60
5.6	Voluntary Prepayments	60
5.6.1	Right to Prepay	60
5.6.2	Replacement of a Lender	61
5.7	Reserved	62
5.8	Increased Costs	62
5.8.1	Increased Costs Generally	62
5.8.2	Capital Requirements	63
5.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	63
5.8.4	Delay in Requests	63
5.9	Taxes	63
5.9.1	Issuing Lender	63
5.9.2	Payments Free of Taxes	63
5.9.3	Payment of Other Taxes by the Loan Parties	64
5.9.4	Indemnification by the Loan Parties	64
5.9.5	Indemnification by the Lenders	64
5.9.6	Evidence of Payments	64
5.9.7	Status of Lenders	65
5.9.8	Treatment of Certain Refunds	67

Customer CUSIP 22704NAA0
Facility CUSIP 22704NAB8

5.9.9	Survival	67
5.10	Indemnity	67
5.11	Settlement Date Procedures	68
5.12	Mitigation Obligations	68
5.13	Cash Collateral	69
6	REPRESENTATIONS AND WARRANTIES	70
6.1	Representations and Warranties	70
6.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	70
6.1.2	Subsidiaries and Owners; Investment Companies	70
6.1.3	Validity and Binding Effect	70
6.1.4	No Conflict; Material Agreements; Consents	71
6.1.5	Litigation	71
6.1.6	Financial Statements	71
6.1.7	Margin Stock	72
6.1.8	Full Disclosure	72
6.1.9	Taxes	73
6.1.10	Patents, Trademarks, Copyrights, Licenses, Etc	73
6.1.11	Liens in the Collateral	73
6.1.12	Insurance	73
6.1.13	ERISA Compliance	73
6.1.14	Environmental Matters	74
6.1.15	Solvency	74
6.1.16	Anti-Terrorism and Sanctions Laws	74
6.1.17	Fiscal Unity	75
6.1.18	403 Statement	75
6.1.19	COMI	75
6.1.20	EEA	75
6.2	Updates to Schedules	75
7	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT	76
7.1	First Loans	76
7.1.1	Deliveries	76
7.1.2	Payment of Fees	77
7.2	Each Loan or Letter of Credit	77
8	ARTICLE VIII; COVENANTS	77
8.1	Affirmative Covenants	78
8.1.1	Preservation of Existence, Etc	78
8.1.2	Payment of Liabilities, Including Taxes, Etc	78
8.1.3	Maintenance of Insurance	78
8.1.4	Maintenance of Properties and Leases	79
8.1.5	Visitation Rights	79
8.1.6	Keeping of Records and Books of Account	79
8.1.7	Compliance with Laws; Use of Proceeds	79
8.1.8	Additional Subsidiaries; Further Assurances	79

Customer CUSIP 22704NAA0
Facility CUSIP 22704NAB8

8.1.9	Anti-Terrorism and Sanctions Laws	80
8.1.10	Deposit Accounts	81
8.1.11	Certificate of Beneficial Ownership and Other Additional Information	81
8.1.12	Keepwell	82
8.1.13	Post Closing Covenants	82
8.2	Negative Covenants	82
8.2.1	Indebtedness	82
8.2.2	Liens; Lien Covenants	84
8.2.3	Guaranties	84
8.2.4	Loans and Investments	85
8.2.5	Dividends and Related Distributions	85
8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	86
8.2.7	Dispositions of Assets or Subsidiaries	86
8.2.8	Affiliate Transactions	87
8.2.9	Subsidiaries, Partnerships and Joint Ventures	87
8.2.10	Continuation of or Change in Business	87
8.2.11	Fiscal Year	87
8.2.12	Changes in Organizational Documents	87
8.2.13	Reserved	88
8.2.14	Interest Coverage Ratio	88
8.2.15	Maximum Leverage Ratio	88
8.2.16	Fiscal Unity	88
8.2.17	403 Statement	88
8.2.18	COMI	88
8.3	Reporting Requirements	88
8.3.1	Quarterly Financial Statements	89
8.3.2	Annual Financial Statements	89
8.3.3	Certificate of the Borrowers	89
8.3.4	Notices	90
9	ARTICLE 9; DEFAULT	91
9.1	Events of Default	91
9.1.1	Payments Under Loan Documents	91
9.1.2	Breach of Warranty	91
9.1.3	Breach of Negative Covenants or Visitation Rights	91
9.1.4	Breach of Other Covenants	91
9.1.5	Defaults in Other Agreements	92
9.1.6	Final Judgments or Orders	92
9.1.7	Loan Document Unenforceable	92
9.1.8	Uninsured Losses; Proceedings Against Assets	92
9.1.9	Events Relating to Plans	92
9.1.10	Change of Control	92
9.1.11	Relief Proceedings	92
9.2	Consequences of Event of Default	93
9.2.1	Events of Default	93

Customer CUSIP 22704NAA0
Facility CUSIP 22704NAB8

9.2.2	Enforcement of Rights and Remedies	93
9.2.3	Set-off	94
9.2.4	Application of Proceeds	94
9.3	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	96
10	ARTICLE 10; THE ADMINISTRATIVE AGENT	96
10.1	Appointment and Authority	96
10.2	Rights as a Lender	97
10.3	Exculpatory Provisions	97
10.4	Reliance by Administrative Agent	98
10.5	Delegation of Duties	98
10.6	Resignation of Administrative Agent	99
10.7	Non-Reliance on Administrative Agent and Other Lenders	100
10.8	No Other Duties, etc	100
10.9	Administrative Agent’s Fee	100
10.10	Authorization to Release Collateral and Guarantors	100
10.11	No Reliance on Administrative Agent’s Customer Identification Program	101
10.12	Administrative Agent May File Proofs of Claim	101
10.12.1	Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products	102
10.13	Parallel liability	102
11	MISCELLANEOUS	103
11.1	Joint and Several Obligations	103
11.2	Modifications, Amendments or Waivers	104
11.2.1	Increase of Commitment	104
11.2.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	104
11.2.3	Release of Collateral or Guarantor	104
11.2.4	Foreign Borrower or Loan Party and or Foreign Currency	104
11.2.5	Miscellaneous	104
11.2.6	Reserved	105
11.2.7	Release of Trademarks, Patents and other Intellectual Property	105
11.3	No Implied Waivers; Cumulative Remedies	106
11.4	Expenses; Indemnity; Damage Waiver	106
11.4.1	Costs and Expenses	106
11.4.2	Indemnification by the Borrowers	107
11.4.3	Reimbursement by Lenders	107
11.4.4	Waiver of Consequential Damages, Etc	107
11.4.5	Payments	108
11.4.6	Survival	108
11.5	Holidays	108
11.6	Notices; Effectiveness; Electronic Communication	108
11.6.1	Notices Generally	108
11.6.2	Electronic Communications	109
11.6.3	Change of Address, Etc	109
11.6.4	Platform	109

v

Customer CUSIP 22704NAA0
Facility CUSIP 22704NAB8

11.7	Severability	110
11.8	Duration; Survival	110
11.9	Successors and Assigns	110
11.9.1	Successors and Assigns Generally	110
11.9.2	Assignments by Lenders	110
11.9.3	Register	112
11.9.4	Participations	113
11.9.5	Certain Pledges; Successors and Assigns Generally	114
11.10	Confidentiality	114
11.10.1	General	114
11.10.2	Sharing Information With Affiliates of the Lenders	114
11.11	Counterparts; Integration; Effectiveness	115
11.11.1	Counterparts; Integration; Effectiveness	115
11.12	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	115
11.12.1	Governing Law	115
11.12.2	SUBMISSION TO JURISDICTION	116
11.12.3	WAIVER OF VENUE	116
11.12.4	SERVICE OF PROCESS	116
11.12.5	WAIVER OF JURY TRIAL	116
11.13	USA Patriot Act Notice	117
11.14	No Novation	117
11.15	Reserved	117
11.16	Reserved	117
11.17	No Advisory or Fiduciary Responsibility	117
11.18	Acknowledgment Regarding any Supported QFC’s	118

Customer CUSIP 22704NAA0
Facility CUSIP 22704NAB8

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

SCHEDULE 1.1(B)	- COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

SCHEDULE 1.1(C)	- EXISTING LETTERS OF CREDIT

SCHEDULE 1.1(P)	- PERMITTED LIENS

SCHEDULE 6.1.1	- QUALIFICATIONS TO DO BUSINESS

SCHEDULE 6.1.2	- SUBSIDIARIES

SCHEDULE 6.1.5	- LITIGATION SCHEDULE

SCHEDULE 6.1.10	- INTELLECTUAL PROPERTY

SCHEDULE 6.1.13	- ERISA COMPLIANCE

SCHEDULE 6.1.14	- ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1    -    PERMITTED INDEBTEDNESS
SCHEDULE 8.2.4    -    LOANS AND INVESTMENTS
EXHIBITS

EXHIBIT 1.1(A)	- ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT 1.1(N)(1)	- REVOLVING CREDIT NOTE

EXHIBIT 1.1(N)(2)	- SWING LOAN NOTE

EXHIBIT 2.4.2	- SWING LOAN REQUEST

EXHIBIT 5.9.7(A)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(B)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(C)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(D)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 8.3.3	- QUARTERLY COMPLIANCE CERTIFICATE

EXHIBIT 11.2.6	- RELEASE OF TRADEMARKS, PATENTS AND OTHER INTELLECTUAL PROPERTY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of July 26, 2019 (the “Effective Date”) and is made by and among CROCS, INC., a Delaware corporation (“Crocs”), CROCS RETAIL, LLC, a Colorado limited liability company (“Crocs Retail”), JIBBITZ, LLC, a Colorado limited liability company (“Jibbitz”), COLORADO FOOTWEAR C.V., a limited partnership (commanditaire vennootschap) established under the laws of the Netherlands and registered with the Dutch trade register under number 27302818 (“Colorado Footwear”), CROCS EUROPE B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the Dutch trade register under number 27276812 (“Crocs Europe”, together with Crocs, Crocs Retail, Jibbitz, Colorado Footwear and each Person joined hereto as a borrower from time to time, collectively referred to herein as, the “Borrowers” or “Borrower”), the Lenders (as hereinafter defined), PNC CAPITAL MARKETS LLC, in its capacity as sole book runner, co-syndication agent and joint lead arranger (“PNCCM”), CITIBANK, N.A., BANK OF AMERICA, N.A., and KEY BANK NATIONAL ASSOCIATION, each as joint lead arranger (together with PNCCM, the “Joint Lead Arrangers”) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), Swing Loan Lender (as hereinafter defined) and Issuing Lender (as hereinafter defined).
Certain Borrowers, Administrative Agent and certain financial institutions as lenders have entered into that certain Revolving Credit and Security Agreement dated as of September 25, 2009 (as amended, the “Original Credit Agreement”) pursuant to which Administrative Agent and such financial institutions made loans and other advances to certain of the Borrowers. Certain Borrowers, Administrative Agent and certain financial institutions as lenders have entered into that certain Amended and Restated Credit Agreement dated as of December 16, 2011 (as heretofore amended, the “Existing Credit Agreement”) which amended and restated the Original Credit Agreement and pursuant to which Administrative Agent and such financial institutions made loans and other advances to certain of the Borrowers.
Borrowers and Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety pursuant to the terms and conditions hereof. This Agreement amends and restates the Existing Credit Agreement but does not extinguish the obligations evidenced thereby.
The Borrowers have requested the Lenders to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $450,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.    ARTICLE 1; CERTAIN DEFINITIONS
1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acquisition means any transaction, or any series of related transactions, by which any Loan Party or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any partnership, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
Administrative Agent shall mean PNC Bank, National Association, in its capacity as administrative agent hereunder or any successor administrative agent.
Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 20% or more of any class of the voting or other equity interests of such Person, or (iii) 20% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.
Agent Parties means as is specified in Section 11.6.4(ii).
Agreement shall mean this Second Amended and Restated Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.
Alternate Source means as is specified in the definition of LIBOR Rate.
Anti-Corruption Laws means any Laws concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar laws or regulations administered or enforced in any jurisdiction in which any Loan Party or any of their Subsidiaries conduct business.
Anti-Terrorism and Sanctions Laws shall mean any Laws relating to terrorism, economic or financial sanctions, other trade sanctions programs and embargoes, import/export licensing, money laundering, and any regulation, order, or directive promulgated, issued, administered or enforced pursuant to such Laws (including without limitation, any Laws enforced or administered by OFAC, the United States State Department, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority) all as amended, supplemented or replaced from time to time.

Applicable Letter of Credit Fee Rate shall mean a percentage equal to the Applicable Margin for Revolving Credit Loans accruing interest at the LIBOR Rate Option.
Applicable Margin shall mean (a) from the Closing Date through and including the first Adjustment Date, (i) an amount equal to the margins set forth in Pricing Level III, and (b) effective as of the date on which the quarterly financial statements of the Loan Parties and related Compliance Certificate are required under Section 8.3.1 hereof are due to be delivered (each day on which such delivery is due, an “Adjustment Date”), the Applicable Margin for Revolving Credit Loans and the Commitment Fee shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Leverage Ratio as of the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

Pricing Level	Leverage Ratio	Commitment Fee	Applicable Margin for Base Rate and Swing Loans	Applicable margin for LIBOR Rate Loans
I	Less than 1.00 to 1.00	0.10%	0.00%	1.00%
II	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	0.15%	0.125%	1.125%
III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	0.15%	0.25%	1.25%
IV	Greater than or equal to 2.50 to 1.00 but less than 2.75 to 1.00	0.20%	0.375%	1.375%
V	Greater than or equal to 2.75 to 1.00 but less than 3.00 to 1.00	0.20%	0.50%	1.50%
VI	Greater than or equal to 3.00 to 1.00	0.225%	0.625%	1.625%

Notwithstanding the foregoing, during any Leverage Covenant Step-Up Period, the Applicable Margin shall be increased by 25 basis points as set forth below:

Pricing Level	Leverage Ratio	Commitment Fee	Applicable Margin for Base Rate and Swing Loans	Applicable margin for LIBOR Rate Loans
I	Less than 1.00 to 1.00	0.10%	0.25%	1.25%
II	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	0.15%	0.375%	1.375%
III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	0.15%	0.50%	1.50%
IV	Greater than or equal to 2.50 to 1.00 but less than 2.75 to 1.00	0.20%	0.625%	1.625%
V	Greater than or equal to 2.75 to 1.00 but less than 3.00 to 1.00	0.20%	0.75%	1.75%
VI	Greater than or equal to 3.00 to 1.00	0.225%	0.875%	1.875%

If the Loan Parties shall fail to deliver the financial statements, certificates and/or other information required under Section 8.3.1 hereof by the date required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the Applicable Margin will be adjusted based upon the Leverage Ratio reflected in such financial statements and the applicable Compliance Certificate. Any increase in interest rates payable by the Loan Parties under this Agreement and the Loan Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default and/or the effectiveness of the default rate provisions of Section 4.3 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of the Loan Parties or for any other reason, Administrative Agent determines that (a) the Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Leverage Ratio for any such period would have resulted in a different Applicable Margin for such period, then (i) if the proper calculation of the Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Administrative Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Revolving Credit Loans for such period under the provisions of this Agreement and the Loan Documents shall be deemed to be retroactively increased by, and the Loan Parties shall be obligated to immediately pay to Administrative Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Revolving Credit Loans for such period under the provisions of this Agreement and the Loan Documents shall be deemed to remain unchanged, and Administrative Agent and Lenders shall have no obligation to repay interest to the Loan Parties; provided, that, if as a result of any restatement or other event or other determination by Administrative Agent a proper calculation of the Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by the Loan Parties pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.
Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.9 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Director of Treasury of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrowers, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrowers may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
Availability shall mean the sum of (i) the difference between the Revolving Facility Usage and the aggregate Revolving Credit Commitments, plus (ii) Borrowers’ unrestricted cash maintained in deposit accounts in the United States (as evidenced by Borrower’s most recent account statements).

Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
Bail-In Legislation shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds open rate, plus 0.25%, (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%), so long as Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Interest on the Base Rate borrowings is calculated on a 365 or 366 day basis, as the case may be, and actual days elapsed and is payable quarterly in arrears.
Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Interest Rate Options].
Borrowers shall have the meaning set forth in the preamble hereto.
Borrowers on a Consolidated Basis shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.
Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
Capital Expenditures shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Leases, which, in accordance with GAAP, would be classified as capital expenditures; provided, however, that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (i) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (ii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the amount of any credit granted against the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment granted by the seller of such equipment for the equipment being traded in at such time, (c) expenditures that are accounted for as capital expenditures by the Borrowers or any of their Subsidiaries and that actually are paid for by a Person other than the Borrowers or any of their Subsidiaries and for which the Borrowers have not or any of their Subsidiaries has not provided or is not required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (d) the book value of any asset owned by the Borrowers or any of their Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (e) purchases of replacement property, plant or equipment to the extent financed by asset sales of similar assets permitted hereunder; and (f) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment on the consolidated balance sheet of the Borrowers and their Subsidiaries.
Capitalized Leases shall mean the obligations of any Person to pay rent or any other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided that obligations for payment of rent under operating leases if and to the extent such leases are or would be classified as operating leases under Financial Accounting Standards Board Accounting Standards Codification 840 as in effect as of the date of this Agreement but are required to be reclassified as capital leases as a result of amendments to Financial Accounting Standards Board Accounting Standards Codification 840 made in accordance with those accounting standards proposed in the Proposed Accounting Standards Update exposure draft issued on August 17, 2010 shall not constitute Capitalized Leases hereunder.
Cash Collateralize means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
Cash Management Agreements shall have the meaning specified in Section 2.5.6 [Swing Loans Under Cash Management Agreements].

Cash Management Bank means any Person that, at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Other Lender Provided Financial Service Product.
CEA means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
CFC Debt means intercompany loans, Indebtedness or receivables owed or treated as owed by one or more Foreign Subsidiaries.
CFTC means the Commodity Futures Trading Commission.
Change of Control shall mean (a) 100% of the equity interests of any direct or indirect Subsidiary of Crocs is no longer owned directly or indirectly (on a fully diluted basis) by Crocs (except (i) directors’ qualifying shares for any Foreign Subsidiary as required by law and (ii) pursuant to any transaction permitted hereunder); (b) (i) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) 33 1/3% or more of the voting equity interests of Crocs; or (ii) from and after the date hereof, individuals who on the date hereof constitute the Board of Directors of Crocs (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Crocs was approved by a vote of a majority of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors of Crocs then in office; or (c) any merger, consolidation or sale of substantially all of the property or assets of any Borrower or any direct or indirect Subsidiary of any Borrower except as permitted by Section 8.2.6.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
CIP Regulations means as is specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be July 26, 2019.
Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Collateral shall mean (a) the collateral under the (i) Security Agreement (ii) Pledge Agreement, (iii) Patent, Trademark and Copyright Security Agreement, and (b) any other assets of any Person granted as collateral to secure the Obligations for the benefit of the Secured Parties.
Collateral Documents means the Security Agreement, the Pledge Agreement, Patent, Trademark and Copyright Security Agreement, and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.
Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.
Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
Communications means as is specified in Section 11.6.4 [Platform].
Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrowers].
Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated EBITDA shall mean for any fiscal period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding, in each case to the extent incurred or charged during the applicable period: one-time charges including impairments with the consent of Administrative Agent in the aggregate not to exceed $25,000,000 for any trailing twelve month period ending of which up to $10,000,000 may be cash-charges, plus (ii) Consolidated Interest Expense, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, plus (vi) non-cash share based compensation expenses, plus (vii) foreign currency transaction losses (net of any foreign currency transaction gains) for such period.
Consolidated Interest Expense means, for any fiscal period, the sum of all cash interest paid calculated in accordance with GAAP of or by the Borrowers and their Subsidiaries on a consolidated basis for such period.

Covered Entity shall mean (a) each Borrower, each Subsidiary of each Borrower, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement
Debtor Relief Laws means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
Defaulting Lender means, subject to Section 2.9(ii) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(ii) [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swing Loan Lender and each Lender.
Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
Domestic Subsidiary means any Subsidiary of the Borrowers that is organized under the laws of any political subdivision of the United States.
Drawing Date shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
Dutch Civil Code shall mean the Burgerlijk Wetboek of The Netherlands.
EEA Financial Institution shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Effective Federal Funds Rate means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100,000 of 1% (i.e., the fifth digit after the decimal)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
Eligible Contract Participant means an “eligible contract participant” as defined in the CEA and regulations thereunder.
Eligibility Date means, with respect to each Guarantor and each Swap, the date on which the Guaranty of such Guarantor pursuant to Guaranty Agreement or the grant of security by such Guarantor pursuant to the Collateral Documents becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Guarantor, and otherwise it shall be the Effective Date of the Guaranty Agreement and/or such other Collateal Document(s) to which such Guarantor is a party).
Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (v) the presence of contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of environmentally sensitive areas.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Event means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in ERISA and the regulations thereunder) there is a duty to give notice to the PBGC; (b) a withdrawal by any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal, within the meaning of Sections 4203 and 4205, respectively, by any member of the ERISA Group from a Multiemployer Plan or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in critical status within the meaning of Sections 430, 431 and 432 of the

Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group.
ERISA Group means, at any time, the Borrowers and all trades or businesses (whether or not incorporated) that, together with the Borrowers, are treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA, or solely for purposes of the funding requirements of Section 412 of the Code and Section 302 of ERISA, under Section 414(m) or (o) of the Code.
EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”
Excluded Hedge Liability or Liabilities means, with respect to each Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Guarantor executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA. (except to the extent imposed due to the failure of the Borrowers to provide documentation or information to the IRS).
Existing Credit Agreement means as is specified in the opening paragraph to this Agreement.
Existing Letters of Credit means those letters of credit existing on the Closing Date and identified on Schedule 1.1(C).
Expiration Date shall mean, with respect to the Revolving Credit Commitments, July 26, 2024.
FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.
Foreign Currency Hedge means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.
Foreign Currency Hedge Liabilities means as is specified in the definition of Lender Provided Foreign Currency Hedge.
Foreign Holding Company means any Subsidiary of the Borrowers all or substantially all of the assets of which are comprised of Equity Interests in one or more Foreign Subsidiaries or CFC Debt.
Foreign Lender shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Foreign Plan shall mean at any time any benefit, pension or similar plan regulated or covered by the law of any jurisdiction other than the U.S. (or any state thereof) applicable to any Loan Party or which could impose a material liability on any Loan Party or any of their assets.
Foreign Subsidiary of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.
Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by such Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
Fund means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.
Guarantor means, collectively, (a) Western Brands Netherlands Holding C.V., Western Brands Holding Company, LLC and Crocs General Partner, LLC, and (b) any other Person that is from time to time party or joined to this Agreement as a “guarantor” pursuant to Section 8.1.8 [Additional Subsidiaries; Further Assurances] or that executes a Guaranty Agreement in favor of Administrative Agent and Lenders.
Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
Guaranty Agreement shall mean, collectively, the Guaranty and Suretyship Agreements (as amended, amended and restated, modified, or supplemented from time to time), in form and substance satisfactory to Administrative Agent in its reasonable discretion, executed and delivered by each of the Guarantors on or after the Closing Date
Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
Hedging Obligations of any Person shall mean any and all obligations of such Person under (i) any and all Lender Provided Foreign Currency Hedge, (ii) Lender Provided Interest Rate Hedge, (iii) any and all other hedging transactions permitted by Administrative Agent hereunder (“Other Hedging Transactions”), (iv) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing and (v) any and all renewals, extensions and modifications of any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge or Other Hedging Transaction and any and all substitutions for any Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges or Other Hedging Transaction.
Hedge Bank means any Person that, at the time it enters into a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.
Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) Hedging Obligations (provided that any such amounts are limited to the Net Marked to Market Exposure of such Hedging Obligations), (v) any other transaction (including forward sale or purchase agreements, Capitalized Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past their original due date), or (vi) any Guaranty of Indebtedness for borrowed money.
Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
Indemnitee shall have the meaning specified in Section 11.4.2 [Indemnification by the Borrowers].
Indemnity shall mean the Indemnity Agreement in form and substance satisfactory to Administrative Agent in its Permitted Discretion relating to possible environmental liabilities associated with any of the owned or leased real property of the Loan Parties or their Subsidiaries.
Information shall mean all information received from or on behalf of the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by or on behalf of the Loan Parties or any of their Subsidiaries.
Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
Insolvency Regulation shall mean the Regulation (EU) No 2015/848 of the European Parliament and of the Council of the European Union of 20 May 2015 on insolvency proceedings (recast).
Intercompany Subordination Agreement shall mean an Intercompany Subordination Agreement among the Loan Parties in form and substance satisfactory to Administrative Agent in its reasonable discretion.
Interest Coverage Ratio means, with respect to any fiscal period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.
Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrowers are renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
Interest Rate Hedge means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Hedge Liabilities means as is specified in the definition of Lender Provided Interest Rate Hedge.
Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

Investment means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
IRS shall mean the United States Internal Revenue Service.
Issuing Lender shall mean PNC, KeyBank National Association and/or HSBC Bank USA, N.A., in their capacities as issuers of Letters of Credit hereunder, and any other Lender that Borrowers, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.
Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval of, lien or award by or settlement agreement with any Official Body.
Lender Provided Foreign Currency Hedge means a Foreign Currency Hedge which is entered into (or exists on the date hereof) between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, and (b) is entered into for hedging (rather than speculative) purposes. The obligations and liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].
Lender Provided Interest Rate Hedge means an Interest Rate Hedge which is entered into (or exists on the date hereof) between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, and (b) is entered into for hedging (rather than speculative) purposes. The obligations and liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].
Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swing Loan Lender, but not the Issuing Lender.
Lending Office means, as to the Administrative Agent, the Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent
Letter of Credit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].
Letter of Credit Borrowing shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
Letter of Credit Fee shall have the meaning specified in Section 2.8.2 [Letter of Credit Fees].
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
Letter of Credit Sublimit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].
Leverage Covenant Step-Up Period shall have the meaning specified in Section 8.2.15 [Maximum Leverage Ratio].
Leverage Ratio shall mean, as of any date of determination, the ratio of (A) consolidated Indebtedness of Borrowers and its Subsidiaries on such date, to (B) Consolidated

EBITDA of the Borrowers and its Subsidiaries for the four (4) most recently ended fiscal quarters (or the four fiscal quarters ending on the date of determination if such date is the last day of a fiscal quarter).
LIBOR Rate means, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards to the nearest 1/100,000 of 1% (i.e., the fifth digit after the decimal)) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
LIBOR Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option].
LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding or in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
LIBOR Termination Date shall have the meaning set forth in Section 4.4.1(iii) hereof.
Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
LLC Division shall mean, in the event a Loan Party is a limited liability company, (a) the division of such Loan Party into two or more newly formed limited liability companies (whether or not such Loan Party is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable governmental body that results or may result in, any such division.
Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, any Mortgage, the Notes, the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreement, any Lender Provided Interest Rate Hedge or any Lender Provided Foreign Currency Hedge (including without limitation all transactions under that certain Master Agreement (including Schedule thereto) dated as of October 22, 2012 by and among Crocs, Colorado Footwear, Crocs Europe, Crocs Canada, Crocs Japan GK, Crocs Singapore PTE, Crocs Australia and Administrative Agent (as the same may be modified, amended, restated or supplemented from time to time), and any other instruments, certificates or documents delivered in connection herewith or therewith.
Loan Parties shall mean the Borrowers and the Guarantors.
Loan Request shall have the meaning specified in Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests].
Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.
Material Adverse Change shall mean a material adverse change in (a) the financial condition, results of operations, assets, business or properties of the Loan Parties taken as a whole, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral taken as a whole, or Administrative Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Administrative Agent’s and each Lender’s rights and remedies taken as a whole under this Agreement and the Loan Documents.
Minimum Collateral Amount means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
Multiemployer Plan shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and which is subject to Title IV of ERISA, to which contributions are required or, within the preceding five plan years, were required by any member of the ERISA Group.
Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.2 [Modifications, Amendments or Waivers] and (b) has been approved by the Required Lenders.
Non-Defaulting Lender means, at any time, each Lender that is not a Defaulting Lender at such time.
Non-Qualifying Party means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.
Obligation means any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Lender Provided Foreign Currency Hedge, and (d) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.
Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for

International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of such Recipient conducting or having conducted a sufficient level of ongoing business or income-generating activity in the jurisdiction imposing such Tax to subject it to tax generally on the income or privilege of doing business or unretained earnings associated with such activity (but, without broadening the scope of the foregoing, not including any Tax imposed as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Document).
Other Lender Provided Financial Service Product shall mean agreements or other arrangements entered into between any Loan Party and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, overdraft lines, accounts or services, or (g) foreign currency exchange.
Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).
Parallel Liability has the meaning specified in Section 10.13 [Parallel Liability].
Participant has the meaning specified in Section 11.9.4 [Participations].
Participant Register shall have the meaning specified in Section 11.9.4 [Participations].
Participation Advance shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
Patent, Trademark and Copyright Security Agreement shall mean the Patent, Trademark and Copyright Security Agreements and Supplements to Patent, Trademark and Copyright Security Agreements, in form and substance satisfactory to Administrative Agent in its reasonable discretion, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Lenders in connection with the Existing Credit Agreement, on the Closing Date or subsequent to the Closing Date.
Payment Date shall mean the first day of each calendar month after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full shall mean the payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit (other than in respect of (i) indemnity obligations which survive the termination of this Agreement and the other Loan Documents for which no claim or assertion has been made in writing by Administrative Agent or Lenders and (ii) Letters of Credit, Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges or Other Lender Provided Financial Services Products for which cash collateralization has been provided to Administrative Agent, Issuing Lender in an amount reasonably acceptable to Administrative Agent, such Issuing Lender or with respect to a Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge the applicable Lender counterparty.
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (i) is maintained, or to which contributions are required, by any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or to which contributions have at any time within the preceding five years been required, by any member of the ERISA Group.
Permitted Acquisitions shall mean acquisitions of the assets or equity of another Person so long as: (a) immediately prior to and after giving pro forma effect to such Acquisition, Borrowers have Availability of not less than $40,000,000; (b) with respect to the acquisition of equity, (i) such acquired company shall be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations, and (ii) Administrative Agent shall be granted a first priority lien in all assets of such acquired company; (c) the acquired company or property is used or useful in the same or a similar line of business as the Borrowers were engaged in on the Closing Date (or any reasonable extensions or expansions thereof); (d) Administrative Agent shall have received a first-priority security interest in all acquired assets or equity, subject to documentation satisfactory to Administrative Agent; (e) the board of directors (or other comparable governing body) of such company shall have duly approved the transaction; (f) the Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that upon giving effect to such acquisition, Borrowers are in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 8.2.14 [Minimum Interest Coverage Ratio] and 8.2.15 [Maximum Leverage Ratio] as of the most recent fiscal quarter end and (ii) audited (to the extent audited exist) financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Administrative Agent, audited in accordance with GAAP; (g) if such acquisition includes general partnership interests or any other equity interests that do not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such equity interests acquired by a corporate or other limited liability entity holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; and (h) no Potential Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition.

Permitted Discretion shall mean a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured senior lender) business judgment.
Permitted Foreign Investments shall mean
(i)     obligations issued or guaranteed by the United States of America or any agency thereof or any foreign country in which a Foreign Subsidiary is conducting business;
(ii)    commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 by Standard & Poor’s, P-1 by Moody’s Investors Service, Inc. (or the equivalent rating) or a combined rating of A-1/P-2 or A-2/P-1;
(iii)    certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank in the United States of America or in any foreign country in which a Foreign Subsidiary is conducting business if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;
(iv)    U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof or any foreign country in which a Foreign Subsidiary is conducting business;
(v)    investments made under the Cash Management Agreements;
(vi)    investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, customers, suppliers and other Persons arising in the ordinary course of business;
(vii)    investments (including debt obligations) received in connection with dispositions permitted pursuant to this Agreement;
(viii)    investments pursuant to Lender Provided Interest Rate Hedges and Lender Provided Foreign Currency Hedge;
(ix)    deposits made in the ordinary course of business to secure the performance of leases or other contractual arrangements;
(x)    to the extent constituting an investment, Capital Expenditures not prohibited by this Agreement;
(xi)    investments in deposit and securities accounts opened in the ordinary course of business and in compliance with the terms of the Loan Documents;

(xii)    unsecured repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) and (ii) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
(xiv)     advances in the form of prepayment of expenses to a vendor, supplier or trade creditor in the ordinary course of business.
Permitted Investments shall mean:
(i)    obligations issued or guaranteed by the United States of America or any agency thereof;
(ii)    commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 by Standard & Poor’s, P-1 by Moody’s Investors Service, Inc. (or the equivalent rating) or a combined rating of A-1/P-2 or A-2/P-1.
(iii)    certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;
(iv)    U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof;
(v)    investments made under the Cash Management Agreements;
(vi)    investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, customers, suppliers and other Persons arising in the ordinary course of business;
(vii)    investments (including debt obligations) received in connection with dispositions permitted pursuant to this Agreement;
(viii)    investments pursuant to Lender Provided Interest Rate Hedges and Lender Provided Foreign Currency Hedges;
(ix)    deposits made in the ordinary course of business to secure the performance of leases or other contractual arrangements;
(x)    to the extent constituting an investment, Capital Expenditures not prohibited by this Agreement;
(xi)    investments in deposit and securities accounts opened in the ordinary course of business and in compliance with the terms of the Loan Documents;

(xii)    unsecured repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) and (ii) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
(xiii)    advances in the form of prepayment of expenses to a vendor, supplier or trade creditor in the ordinary course of business.
Permitted Liens shall mean:
(i)    Liens in favor of Administrative Agent for the benefit of Administrative Agent or Lenders and Liens in favor of any Lender granted to secure reimbursement obligations owing to such Lender in connection with the issuance of a letter of credit by such Lender in accordance with this Agreement;
(ii)    Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;
(iii)    deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;
(iv)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of business;
(v)    judgment Liens in respect of judgments that do not constitute an Event of Default under Section 9.1.6 [Final Judgments or Orders];
(vi)    carriers’, warehousemen’s, mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being Properly Contested;
(vii)    Liens on property leased by any Loan Party or Subsidiary of a Loan Party under Capitalized Leases and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;
(viii)    any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(ix)    Purchase Money Security Interests and Capitalized Leases; provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests and Capitalized Leases shall not exceed $60,000,000 in the aggregate (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));
(x)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business;
(xi)    any interest or title of lessor under any operating lease;
(xii)    normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the Uniform Commercial Code on checks in the course of collection;
(xiii)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(xiv)    Liens pursuant to leases and subleases of real property which do not interfere with the ordinary course of business, which are made on customary and usual terms applicable to similar properties and which are subordinated to Agent’s Liens in a manner reasonably satisfactory to Agent;
(xv)    any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement;
(xvi)    Liens with respect to the cash collateralization of Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges or Other Lender Provided Financial Service Products;
(xvii)    first-priority Liens on assets (other than intellectual property) of a Foreign Subsidiary that is not a Loan Party to the extent such Liens only secure Indebtedness of such Foreign Subsidiary that is permitted under Section 8.2.1(xvi); and
(xviii)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Loan Parties, in each case granted in the ordinary course of business in favor of the bank or banks or other financial institutions with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements as part of a bank’s standard term and conditions, including the terms and conditions of the Dutch Banks’ Association (Nederlandse vereniging voor banken) or similar terms and conditions.
Permitted Refinancing shall mean, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such

Permitted Refinancing shall not require any scheduled principal payments due prior to the Expiration Date in excess of, or prior to, the scheduled principal payments due prior to Expiration Date for the Indebtedness being Refinanced, and (d) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Borrowers than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default.
Permitted Repurchase shall mean any purchases, dividends, redemptions or retirements of Equity Interests of any Loan Party by such Loan Party greater than or equal to $100,000,000 in the aggregate in a single transaction or event.
Permitted Specified Transaction shall mean (a) a Permitted Acquisition with a Total Cost (as defined below) of greater than or equal to $100,000,000 or (b) a Permitted Repurchase. For purposes hereof: “Total Cost” shall mean cash or equity consideration plus the value of any other stock or assets transferred, plus assumed Indebtedness less cash acquired plus all earn out payments, all deferred payments and direct transaction related costs.
Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
Plan shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan and a Multiemployer Plan) maintained by any member of the ERISA Group or to which any member of the ERISA Group is required to contribute.
Platform means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
Pledge Agreement shall mean the (i) Pledge Agreements and Amended and Restated Pledge Agreements (as amended, amended and restated, modified, or supplemented from time to time), in form and substance satisfactory to Administrative Agent in its reasonable discretion, executed and delivered by the applicable Loan Parties to the Administrative Agent on the date hereof for the benefit of the Lenders, and (ii) any pledge agreements executed and delivered by any Loan Party to Administrative Agent subsequent to the date hereof.
PNC shall mean PNC Bank, National Association, its successors and assigns.
Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to statutory Liens for taxes not yet due and payable or Purchase Money Security Interests.
Pro Forma Basis shall mean, with respect to any Specified Transaction, that Borrowers are in compliance on a pro forma basis with the applicable covenant, ratio, calculation or requirement herein calculated as if such Specified Transaction and the related adjustments set forth below had occurred on the first day of the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 8.3.1 [Quarterly Financial Statements]. The following related adjustments shall be calculated as follows, each as evidenced by a quality of earnings report reasonably satisfactory to Agent: (i) income statement items (whether positive or negative) attributable to the applicable property or Person the subject of an acquisition, sale, transfer or other disposition of all or substantially all of the capital stock in any Subsidiary or any division or product line of the Borrowers or any Subsidiary, shall be included, (ii) any retirement, incurrence or assumption of any Indebtedness by Borrowers or any Subsidiary in connection with a Specified Transaction shall be deemed to have borne interest (a) in the case of fixed rate Indebtedness, at the rate applicable thereto, or (b) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding; and provided that, Consolidated EBTIDA may be further adjusted without duplication of any adjustments to Consolidated EBITDA by, without duplication, (x) any credit for acquisition-related costs and savings to the extent expressly required or permitted to be reflected in Borrower’s financial statements pursuant to Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (y) actions taken by the Borrowers or any of their Subsidiaries prior to or during such period for the purpose of realizing reasonably identifiable and factually supportable cost savings, in each case under this clause (y) calculated by the Borrowers, as evidenced by a quality of earnings reports reasonably satisfactory to Agent.
Properly Contested shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not result in a Material Adverse Change and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.
Published Rate means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period: provided that if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period either (a) as published in another publication selected by the Administrative Agent or (b) in an Alternate Source (or if there shall at any time, for any reason, no longer exist any such reference or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)).
Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
Qualified ECP Loan Party means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
Ratable Share
(i)    with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swing Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments; and
(ii)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided, however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments.
Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

Reimbursement Obligation shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
Removal Effective Date means as is specified in Section 10.6(ii). [Resignation of Administrative Agent].
Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism and Sanctions Law or Anti-Corruption Law or any predicate crime to any Anti-Terrorism and Sanctions Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism and Sanctions Law or any Anti-Corruption Law.
Required Lenders shall mean
(A)    If there exists fewer than three (3) non-Affiliate Lenders, all such Lenders (other than any Defaulting Lender), and
(B)    If there exists three (3) or more non-Affiliate Lenders, Lenders (other than any Defaulting Lender) having more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender); provided however that if there are three (3) or more non-Affiliate Lenders, at least two (2) such Lenders will be required to constitute Required Lenders.
Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
Resignation Effective Date means as is specified in Section 10.6(i) [Resignation of Administrative Agent].

Restricted Payment means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrowers or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrowers or any option, warrant or other right to acquire any such Equity Interests in the Borrowers, (b) any management fees, and (c) any voluntary prepayments of Indebtedness for borrowed money.
Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.8.3 [Disbursements, Reimbursement].
Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
Sanctioned Country shall mean a country, region or territory that is the subject of, or a target of, a sanctions program maintained under any Anti-Terrorism and Sanctions Law.
Sanctioned Person means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, any similar list maintained by any European Union member state, or in either case as otherwise published from time to time, (c) a Person named on the lists maintained by Her Majesty’s Treasury of the United Kingdom available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (d) a Person that is specifically targeted by any other relevant sanctions authority of a jurisdiction in which the Borrowers or any of their Subsidiaries conduct business, (e) (i) an agency of the government of, or an organization controlled by, a Sanctioned Country, to the extent such agency or organization is subject to a sanctions program maintained under any Anti-Terrorism and Sanctions Laws, or (ii) a Person located, organized or resident in a Sanctioned Country, to the extent such Person is subject to a sanctions program maintained under any Anti-Terrorism and Sanctions Laws, (f) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism and Sanctions Law or (g) a Person controlled by any such Person set forth in clauses (a) through (f) above.

Security Agreement means the Security Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented or modified from time to time.
Secured Parties means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5 [Delegation of Duties], and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].
Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Specified Transaction shall mean, with respect to any period, any Permitted Acquisition, disposition of assets, or incurrence or repayment of Indebtedness, consummated by the Borrowers or any of their Subsidiaries during such period (or the effects of which have occurred or are implemented during such period) or other event that by the terms of this Agreement requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].
Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii)  which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.
Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
Swap means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
Swap Obligation means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.
Swing Loan Commitment shall mean Swing Loan Lender’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $45,000,000.
Swing Loan Lender means PNC, in its capacity as a lender of Swing Loans.
Swing Loan Note shall mean the Swing Loan Note of the Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests] hereof.
Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
U.S. Borrower” means any Borrower that is a U.S. Person.
U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].
Withholding Agent shall mean any Loan Party and the Administrative Agent.
Write-Down and Conversion Powers shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
1.3    Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Section 6.1.6(i) [Historical Statements]). Notwithstanding the foregoing, if the Borrowers notify the Administrative Agent in writing that the Borrowers wish to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the

Borrowers in writing that the Required Lenders wish to amend any financial covenant in Section 8.2, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they delivers their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent; provided further that the Borrowers shall not be obligated to pay an amendment fee (excluding costs and expenses and reasonable attorneys’ fees) in connection with such amendment and the pricing of the Loans shall not be increased in connection with such amendment. No delay by the Borrowers, the Administrative Agent or the Required Lenders in requiring such an amendment shall limit such Person’s rights to require such an amendment at any time after such a change in accounting principles.
1.4    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used herein shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
1.5    Dutch Terms. In each Loan Document, where it relates to a Person incorporated or having its centre of main interest in the Netherlands, a reference to:

(i)	an “administrator” includes a bewindvoerder or a beoogd bewindvoerder;

(ii)	a “corporation” includes vennootschap onder firma or coöperatie;

(iii)	“insolvency” includes in staat van insolventie verkeren and any step or proceeding related to it has the meaning attributed to them under the Bankruptcy Law of the Netherlands;

(iv)
Any “proceeding” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(v)	a “custodian,” “receiver,” “assignee,” “trustee,” “liquidator,” “sequestrator” or other similar official includes a curator or a beoogd curator;

(vi)	a “moratorium” includes surseance van betaling;

(vii)	an “organizational action to authorize” where applicable, includes without limitation:

i.	any action required to comply with the Works Councils Act (Wet op de ondernemingsraden) of The Netherlands; and

ii.	obtaining an unconditional positive advice (advies) from the competent works council(s);

(viii)
a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(ix)	“the Netherlands” means the European part of the Kingdom of the Netherlands and "Dutch" means in or of the Netherlands;

(x)	“set-off” includes verrekening;

(xi)	“subsidiary” includes dochtermaatschappij within the meaning of article 2:24a of the Dutch Civil Code;

(xii)	a “board of directors” means a managing board (bestuur);

(xiii)	a “director” means a managing director (bestuurder);

(xiv)	an “attachment” includes a beslag;

(xv)	“gross negligence” means grove schuld;

(xvi)	“willful misconduct” means opzet;

(xvii)	a “merger” includes a juridische fusie;

(xviii)	a “winding-up,” “liquidation” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); and

(xix)
“organizational documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce.

1.6    Divisions. For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
2.    ARTICLE II:     REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1    Revolving Credit Commitments.
2.1.1    Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations and Swing Loans and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.
2.1.2    Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.5 [Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans] with respect to Swing Loans, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrowers at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Swing Loan, (i) the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.
2.2    Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3    Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the applicable Commitment Fee as set forth in the definition of Applicable Margin (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.
2.4    Revolving Credit Loan Requests; Swing Loan Requests.
2.4.1    Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 1:00 p.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a request by telephone promptly confirmed in writing by letter, email, facsimile or telex in such form (each, a “Loan Request”), it being understood that the

Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $500,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option.
2.4.2    Swing Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 1:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone promptly confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $1,000,000.
2.5    Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.5.1    Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowers and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 p.m., on the applicable Borrowing Date; provided that (x) if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2 [Presumptions by the Administrative Agent], and (y) for the avoidance of doubt, no proceeds of any Revolving Credit Loan shall be disbursed to, or deposited in, any deposit account, securities account or other account of any Loan Party located or titled in Bermuda. Each of the Administrative Agent, the Issuing Lenders and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay any Credit Extension in accordance with the terms of this Agreement.

2.5.2    Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option; provided, however, that Agent shall first make demand for repayment upon such Lender prior to making demand on Borrowers. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.5.3    Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2, [Swing Loan Requests] fund such Swing Loan to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.
2.5.4    Repayment of Revolving Credit Loans. The Borrowers shall repay the outstanding principal amount of all Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
2.5.5    Borrowings to Repay Swing Loans.
(i)    PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans

(whether or not the conditions specified in Section 2.4.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be later than 3:00 p.m. on the Business Day after the date the Lenders receive such notice from PNC.
(ii)    If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swing Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5.5(i) by the time specified in Section 2.5.5(i), the Swing Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swing Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.
2.5.6    Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.5.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.4.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Borrowers and such Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.5.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.4.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.5.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2.

2.6    Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment as applicable, of such Lender.
2.7    Use of Proceeds. The proceeds of the Loans shall be used (i) to pay fees and expenses relating to this transaction, (ii) refinance the Obligations owing under the Existing Credit Agreement, (iii) for Borrowers’ working capital needs and capital expenditures and for general corporate purposes, (iv) to finance Permitted Acquisitions (including fees and expenses related to Permitted Acquisitions), (v) to reimburse drawings under Letters of Credit, and (vi) for other permitted uses hereunder, including, but not limited to, permitted dividends, distributions, purchases, redemptions and retirements of equity interests.
2.8    Letter of Credit Subfacility.
2.8.1    Issuance of Letters of Credit.
(i)    The Borrowers may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Borrowers shall authorize and direct the Issuing Lender to name the Borrowers as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or the Borrowers, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $20,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage

exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrowers for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrowers and Administrative Agent a true and complete copy of such Letter of Credit or amendment. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. Notwithstanding anything to the contrary contained in this Section or this Agreement, (x) no Issuing Lender shall have an obligation to issue a Letter of Credit if the issuance thereof would violate one or more policies of such Issuing Lender applicable to Letters of Credit generally, and (y) HSBC Bank USA, N.A., in its capacity as an Issuing Lender shall not at any time be required to issue a Letter of Credit with a face amount in excess of $5,000,000.
(ii)    Notwithstanding Section 2.8.1(i), the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuer Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Issuer Lender Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
2.8.2    Letter of Credit Fees. The Borrowers shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate times the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.25% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and payable quarterly in arrears on the first day of each calendar quarter. The Borrowers shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
2.8.3    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
2.8.3.1    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.8.3.2    Each Lender shall upon any notice pursuant to Section 2.8.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8.3 [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8.3.2.
2.8.3.3    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.8.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8.3.
2.8.4    Repayment of Participation Advances.
2.8.4.1    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
2.8.4.2    If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate in effect from time to time.

2.8.5    Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.8.6    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
2.8.7    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], 2.5 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8.3 [Disbursements, Reimbursement];
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
(vi)    payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)    any breach of this Agreement or any other Loan Document by any party thereto;
(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)    the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.8.8    Indemnity. The Borrowers hereby agree to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.
2.8.9    Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a

Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.
2.8.10    Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrowers a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
2.9    Defaulting Lenders.
(i)    Defaulting Lender Adjustments.    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(A)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders;
(B)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2.3 [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.13 [Cash Collateral]; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.13 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.9(i)(D) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(i)(D) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(C)    Certain Fees. (I)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). (II)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12 [Cash Collateral]. (III) With respect to any Commitment Fee, or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to this Section 2.9 [Defaulting Lenders], the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such

Defaulting Lender’s participation in Letter of Credit Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (D) below, (y) pay to each Issuing Lender and Swing Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(D)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(E)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (D) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 5.13 [Cash Collateral].
(ii)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent and Swing Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure], whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(iii)    New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing

Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.10    Increase in Revolving Credit Commitments.
2.10.1    Increasing Lenders and New Lenders. The Borrowers may, at any time and from time to time, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:
(i)    No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.
(ii)    Defaults. There shall exist no Events of Default or Potential Default on the effective date of such increase after giving effect to such increase.
(iii)    Aggregate Revolving Credit Commitments. The aggregate increase of the Revolving Credit Commitments shall not exceed $150,000,000.
(iv)    Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.
(v)    Notes. The Borrowers shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.
(vi)    Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent (provided that such approval shall not be unreasonably withheld, conditioned or delayed).
(vii)    Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) calendar days before the effective date of such increase.

(viii)    New Lenders--Joinder. Each New Lender shall execute a joinder agreement in form and substance satisfactory to Administrative Agent pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.
2.11    Reduction of Revolving Credit Commitment. The Borrowers shall have the right at any time after the Closing Date upon five (5) calendar days’ prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent) to (x) permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of $1,000,000 and whole multiples of $500,000, provided that the total Revolving Commitments after giving effect to any such reduction shall not be less than $100,000,000, or (y) to terminate completely the Revolving Credit Commitments, in each case, without penalty or premium except as set forth herein, including without limitation, in Section 5.6.2 [Replacement of a Lender], Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]; provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.11 shall be irrevocable; provided that a notice of termination of all Revolving Credit Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
2.12    Illegality. If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender determines that any Law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender or its applicable Lending Office to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Credit Extension, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrowers, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Borrowers shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrowers or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
3.    RESERVED
4.    ARTICLE 4 - INTEREST RATES

4.1    Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than seven (7) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.
4.1.1    Revolving Credit Interest Rate Options; Swing Loan Interest Rate. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)    Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)    Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period, plus the Applicable Margin.
(iii)    Swing Loan Interest Rate.    Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.
4.1.2        [RESERVED]
4.1.3    Rate Quotations. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.2    Interest Periods. At any time when the Borrowers shall select, convert to or renew a LIBOR Rate Option, the Borrowers shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
4.2.1    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.4.1 [Revolving Credit Loan Requests]; and
4.2.2    Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
4.3    Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
4.3.1    Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;
4.3.2    Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and
4.3.3    Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.
4.4    LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
4.4.1    Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
(i)    adequate and reasonable means do not exist for ascertaining such LIBOR Rate,
(ii)    a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], or
(iii)    the applicable supervisor or administrator (if any) of the LIBOR Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or a rate other than the

LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrowers) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement. In such event:
(A)    The Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the reasonable discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the Loan Documents (including, without limitation, Section 11.2), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.
(B)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (I) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (II) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.
(C)    Until an amendment reflecting a new replacement index in accordance with this Section 4.4.1(iii) is effective, each advance, conversion and renewal of a Loan to which the LIBOR Rate Option applies will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans to which the LIBOR Rate Option applies shall automatically be converted to the Base Rate Option until such time as an amendment reflecting a replacement index and related matters as described above is implemented. In the event that the Required Lenders have provided a written notice pursuant to Section 4.4.1(iii)(A) objecting to an amendment, the Lenders agree to work with the Borrowers in good faith to timely determine and implement the replacement index-based rate.
(D)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
4.4.2    Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i)    the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
(ii)    such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
(iii)    after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.3    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
4.5    Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such

Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period. If the Borrowers provide any Loan Request related to a Loan at the LIBOR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.
5.    PAYMENTS
5.1    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of Swing Loan Lender with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”
5.2    Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to Swing Loan Lender according to Section 2.5.5 [Borrowings to Repay Swing Loans].
5.3    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)    the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation but without duplication as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
5.4    Presumptions by Administrative Agent.
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies 4 hours prior to the proposed time of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] or Section 2.8.7 [Nature of Participation and Reimbursement Obligations] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.5    Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans (and, if such Interest Period is longer than three (3) Months, also on the 90th and 180th day of such Interest Period). Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
5.6    Voluntary Prepayments.
5.6.1    Right to Prepay. The Borrowers shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
(w)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(x)    a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
(y)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z)    the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $500,000 for any Swing Loan or $500,000 for any Revolving Credit Loan.
All prepayment notices shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of all Revolving Credit Commitments as contemplated by Section 2.11 [Reduction of Revolving Credit Commitment], then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11 [Reduction of Revolving Credit Commitment]. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity].
5.6.2    Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.2 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.9 [Successors and Assigns];
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
5.7    Reserved.
5.8    Increased Costs.
5.8.1    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
5.8.2    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
5.8.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
5.8.4    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) calendar days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) calendar day period referred to above shall be extended to include the period of retroactive effect thereof).
5.9    Taxes.
5.9.1    Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “Applicable Law” includes FATCA.
5.9.2    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
5.9.4    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.9.5    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].
5.9.6    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
5.9.7    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person.
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Upon reasonable request of the Borrowers or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 5.9.7. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly (and in any event within twenty (20) calendar days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
5.9.8    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
5.9.9    Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
5.10    Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs]or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(i)    payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
(ii)    attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments] or failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrowers,
(iii)    any assignment of a Loan under the LIBOR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 5.6.2 [Replacement of a Lender],

(iv)    default by the Borrowers in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.
If any Lender sustains or incurs any such loss or expense, it shall promptly upon knowledge of such loss or expense notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.
5.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.
5.12    Mitigation Obligations. If any Lender requests compensation under Section 5.8, or the Borrowers are required to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to Section 5.8 or 5.9, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not otherwise be disadvantageous to such Lender in any material respect and (iv) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions. The

Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
5.13    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.9(i)(D) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.13 or Section 2.9 [Defaulting Lender] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.9 [Default Lenders], the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.13(i) above.

6.    REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, to the extent that the concept of good standing is applicable in the relevant jurisdiction, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not constitute a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and valid title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.
6.1.2    Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the percentage ownership of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in the Borrowers (other than Crocs) and the percentage ownership of such equity interest (the “Borrower Equity Interests”), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (ii) (collectively the “Equity Interests”). The Borrowers and each Subsidiary of each Borrower has good and valid title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than restrictions on transfer arising under securities laws applicable to securities generally) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. No Loan Party has any equity investment in another entity not disclosed on Schedule 6.1.2. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control”.
6.1.3    Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
6.1.4    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law, in each case, which would result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, except filings required to perfect security interests granted in the Loan Documents.
6.1.5    Litigation. Except as set forth on Schedule 6.1.5, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.
6.1.6    Financial Statements.
(i)    Historical Statements. The Borrowers have delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2018. In addition, the Borrowers have delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2019 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete, fairly represent the consolidated financial position of the Borrowers and their Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.
(ii)    Financial Projections. The Borrowers have delivered to the Administrative Agent a summary of projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Borrowers and their Subsidiaries for the period from the Closing Date through July 31, 2024 derived from various assumptions of the Loan Parties’ management (the "Projections"). The Projections are based on reasonable good faith estimates and assumptions and represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management, it being understood that such Projections are (a) as to future events and not to be viewed as facts, (b) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (c) no assurance can be given that the Projections will be realized, and (d) actual results may differ from the Projections and such differences may be material.
(iii)    Accuracy of Financial Statements. Neither the Borrowers nor any Subsidiary of any Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which could reasonably be expected to cause a Material Adverse Change. Since December 31, 2018, no Material Adverse Change has occurred.
6.1.7    Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.1.8    Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains, when taken as a whole, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, or results of operations of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.9    Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (i) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (ii) the failure to do so would not result in a Material Adverse Change.
6.1.10    Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others that would result in a Material Adverse Change. Each Loan Party’s registered patents, trademarks, service marks, trade names, copyrights and other registered intellectual property as of the Closing Date are set forth on Schedule 6.1.10 attached hereto, as such schedule may be updated from time to time in connection with delivery of the Compliance Certificate with the Quarterly Financial Statements.
6.1.11    Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests in the Collateral (assuming the due filing of all financing statements and similar documents necessary to perfect such Liens), except for any (lower or prior ranking) Permitted Liens. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrowers.
6.1.12    Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
6.1.13    ERISA Compliance.
(i)    Each Pension Plan and each Multiemployer Plan sponsored by or required to be contributed to by any member of the ERISA Group as of the date of this Agreement is set forth on Schedule 6.1.13 hereof, which schedule shall be delivered to Administrative Agent within thirty (30) days after the Closing Date. Except as would not result in a Material Adverse Change, (a) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (b) each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, or such Plan utilizes a prototype or volume submitter plan document and is entitled to rely on an opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, or a timely application for such a determination, opinion or advisory letter is currently being processed by the IRS with respect thereto; and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification, and (c) each member of the ERISA Group has made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, if any, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan, if any.
(ii)    There are no pending or, to the knowledge of the Borrowers, threatened claims (other than routine claims for benefits and appeals of such claims), actions or lawsuits, or action by any Official Body, with respect to any Plan that would reasonably be expected to result in a Material Adverse Change. There has been no nonexempt prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) or violation of ERISA’s fiduciary responsibility rules with respect to any Plan that would reasonably be expected to result in a Material Adverse Change.
(iii)    Except as would not result in a Material Adverse Change, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with assumptions used for funding the Pension Plan for the applicable plan year; (c) no member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) no member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (e) no member of the ERISA Group has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA; and (f) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the knowledge of the Borrowers, no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.
(iv)    Except as would not result in a Material Adverse Change, (x) none of the Loan Parties maintains, sponsors, administers, contributes to, participates in or has any liability in respect of or any Foreign Plan, and (y) each such Foreign Plan is in compliance in all material respects with applicable Law.
6.1.14    Environmental Matters. Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws except as disclosed on Schedule 6.1.14; and except where the failure to comply would not reasonably be expected to result in a Material Adverse Change.
6.1.15    Solvency. Before and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.
6.1.16    Anti-Terrorism and Sanctions Laws.     (i) no Covered Entity, nor any director, officer or employee nor, to the knowledge of any Covered Entity, any agent, advisor or Affiliate of a Covered Entity, is a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, to the extent the same would be prohibited by Anti-Terrorism and Sanctions Laws if conducted by a corporation incorporated in the United States or in a European Union member state; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person, to the extent such activities, business or transaction would be prohibited by Anti-Terrorism and Sanctions Laws if conducted by a corporation incorporated in the United States or in a European Union member state; or (C) engages or has engaged in any dealings or transactions prohibited by any Anti-Terrorism and Sanctions Laws or  Anti-Corruption Laws and (iii) no Covered Entity has directly, nor to its knowledge indirectly, has used the Loans or any Letter of Credit (A) fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person or (B) otherwise in a manner that would result in a violation of any Anti-Terrorism and Sanctions Laws or  Anti-Corruption Laws by any Person (including any Lender or other individual or entity participating in any transaction).  The Borrowers have implemented and maintain in effect policies and procedures reasonably designed to promote compliance by each Covered Entity and their respective directors, officers and employees with Anti-Terrorism and Sanctions Laws and Anti-Corruption Laws, and each Covered Entity and their respective officers, directors and employees is in compliance with Anti-Terrorism and Sanctions Laws and Anti-Corruption Laws in all material respects.
6.1.17    Fiscal Unity. No Loan Party is a member of a fiscal unit (fiscal eenheid), except for any Loan Party or other Persons incorporated under Dutch law.
6.1.18    403 Statement. As of the Closing Date, no Loan Party incorporated under Dutch law has issued a declaration of joint and several liability as referred to in Section 2:403 of the Dutch Civil Code, other than declarations of joint and several liability with, and of, other Loan Parties.
6.1.19    COMI. For the purpose of the Insolvency Regulation, the centre of main interest (as that term in used in Article 3(1) of the Insolvency Regulation) of Crocs Europe is incorporated under the laws of any Member State of the European Union and is situated in the jurisdiction of its registered office and it has no "establishment" (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.
6.1.20    EEA. No Loan Party is an EEA Financial Institution.
6.2    Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Borrowers may update (i) Schedules 6.1.1 and (ii) Schedule 6.1.2 in connection with any transaction permitted under Sections 8.2.6 [Liquidations, Mergers,

Consolidations, Acquisitions], 8.2.7 [Dispositions of Assets or Subsidiaries] and 6.2.9 [Subsidiaries, Partnerships and Joint Ventures] without any Lender approval.
7.    CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions (or waiver thereof in accordance with Section 11.1):
7.1    First Loans.
7.1.1    Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
(i)    A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects), (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrowers delivered to the Administrative Agent;
(ii)    A certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business;
(iii)    This Agreement and each of the other Loan Documents (including originals of each Note requested by any Lender) signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;
(iv)    A written opinion of counsel for the Loan Parties acceptable to Administrative Agent in its reasonable discretion;
(v)    Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured, mortgagee and lender loss payee;

(vi)    A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrowers most recently ended prior to the Closing Date, signed by an Authorized Officer of Borrower;
(vii)    All material consents required to effectuate the transactions contemplated hereby;
(viii)    A Lien search in acceptable scope and with acceptable results;
(ix)    All documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the USA Patriot Act; and
(x)    Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.
Without limiting the generality of the provisions of the last paragraph of Section 10.3 [Exculpatory Provisions], for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.1.2    Payment of Fees. The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.
7.2    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties shall then be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects), except where such representation or warranty is made as of a specified date, in which case, as of such specified date, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in this Section 7.2 have been satisfied on or prior to the date thereof.
8.    ARTICLE VIII; COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1    Affirmative Covenants.
8.1.1    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to (i) maintain its legal existence as a corporation, limited partnership or limited liability company and its good standing in its jurisdiction of formation or incorporation, and (ii) maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to do so would not result in a Material Adverse Change and as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].
8.1.2    Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (i) such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (ii) the failure to do so would not result in a Material Adverse Change.
8.1.3    Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter, a certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions specified below or are otherwise in form acceptable to the Administrative Agent in its reasonable discretion. Any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent, (a) in the case of property insurance proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement, (b) for losses of less than $10,000,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (c) for losses equal to or greater than $10,000,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received.
8.1.4    Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.
8.1.5    Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, as long as, absent the occurrence and during the continuance of an Event of Default, such inspections and examinations do not cause an undue disruption of the business of the Loan Parties and their Subsidiaries, provided that so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection.
8.1.6    Keeping of Records and Books of Account. The Borrowers shall, and shall cause each Subsidiary of the Borrowers to, maintain and keep proper books of record and account which enable the Borrowers and their Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrowers or any Subsidiary of the Borrowers, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
8.1.7    Compliance with Laws; Use of Proceeds. (i) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, except where failure to do so would not result in a Material Adverse Change. (ii) The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.7 [Use of Proceeds] and as permitted by applicable Law.
8.1.8    Additional Subsidiaries; Further Assurances.
(i)    Additional Domestic Subsidiaries. Promptly after the creation or acquisition of any Domestic Subsidiary after the Effective Date (and, in any event, within forty-five (45) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause such Domestic Subsidiary to (i) subject to Section 11.2, become a Borrower or Guarantor and grant a security interest in all personal property of such Domestic Subsidiary (subject to the exceptions specified in the Collateral Documents) owned by such Subsidiary by delivering to the Administrative Agent a duly executed joinder or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions, documents, and certificates referred to in Section 7.1 [Initial Loans and Letters of Credit] as may be reasonably requested by the Administrative Agent or any Lender, (iii) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Domestic Subsidiary, if any, (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Domestic Subsidiary, and (v) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent or any Lender, all in form, content and scope reasonably satisfactory to the Administrative Agent or such Lender.
(ii)    Additional Foreign Subsidiaries. Notify the Administrative Agent promptly after any Person becomes a direct Foreign Subsidiary of Crocs after the Effective Date (a “First Tier Foreign Subsidiary”), and promptly thereafter (and, in any event, within forty-five (45) days after such notification, as such time period may be extended by the Administrative Agent in its reasonable discretion), cause the applicable Loan Party to deliver to the Administrative Agent Security Documents pledging one hundred percent (100%) of the Equity Interests, or such lesser pledge amount if any adverse tax consequence would result therefrom at the discretion of the Administrative Agent) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such applicable Loan Party to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.1 as may be reasonably requested by the Administrative Agent or any Lender, (iii) such applicable Loan Party to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such applicable Loan Party to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent or any Lender, all in form, content and scope reasonably satisfactory to the Administrative Agent or such Lender.
(iii)    Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem reasonably necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.
8.1.9    Anti-Terrorism and Sanctions Laws. Each Loan Party covenants and agrees that (i) no Covered Entity, nor any director, officer or employee of a Covered Entity, will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, to the extent the same would be prohibited by Anti-Terrorism and Sanctions Laws if conducted by a corporation incorporated in the United States or in a European Union member state; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person, to the extent such activities, business or transaction would be prohibited by Anti-Terrorism and Sanctions Laws if conducted by a corporation incorporated in the United States or in a European Union member state; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism and Sanctions Laws or  Anti-Corruption Laws or (D) use the Loans or any Letter of Credit to directly, or to its knowledge indirectly, (A) fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person or (B) otherwise in a manner that would result in a violation of any Anti-Terrorism and Sanctions Laws or  Anti-Corruption Laws by any Person (including any Lender or other individual or entity participating in any transaction), (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity and their respective officers, directors and employees shall comply with all Anti-Terrorism and Sanctions Laws and  Anti-Corruption Laws in all material respects (except with respect to any Borrower that is a non U.S. Person, such compliance would result in a violation of Council Regulation (EC) No. 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom)), (v) it shall maintain in effect policies and procedures reasonably designed to promote compliance by each Covered Entity and its and their respective directors, officers and employees with Anti-Terrorism and Sanctions Laws and Anti-Corruption Laws, and (vi) the Loan Parties shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.
8.1.10    Deposit Accounts.
(i)    Each applicable Borrower, Administrative Agent and each depository bank at which Borrowers maintain deposit accounts shall, within sixty (60) days after the Closing Date with respect to domestic deposit accounts and ninety (90) days after the Closing Date with respect to foreign deposit accounts, enter into deposit account control agreements (or similar agreement under applicable Law) with respect to each deposit account set forth on Schedule A to the Security Agreement (excluding any payroll accounts). Administrative Agent shall be permitted to, during the continuance of an Event of Default, direct any depository bank party to a deposit account control agreement to transfer to Administrative Agent any funds so deposited on a daily basis or at other times acceptable to Administrative Agent for application to the Obligations in accordance with this Agreement.
(ii)    No Loan Party shall, after such date that Colorado Footwear and Crocs Europe shall have established one or more deposit accounts with the Administrative Agent (which date shall not be later than 30 days after the Closing Date, or such later date agreed to by Administrative Agent in its reasonable discretion), have cash deposits, at any time, in any deposit account, security account or other account located in, titled in, or domiciled in Bermuda in excess of $1,000,000 in any one deposit account or $2,000,000 in the aggregate in all such deposit, securities or other accounts (and upon the reasonable request of Administrative Agent, Borrowers shall provide bank statements for any such accounts evidencing such compliance). Notwithstanding the foregoing, the cash deposits in any deposit account, security account or other account located in, titled in, or domiciled in Bermuda may exceed the limits set forth in this Section 8.1.10(ii) so long as any amounts in excess of such limits are transferred from such accounts within fourteen (14) days, such that on the date of transfer, the cash deposits in any deposit account, security account or other located in, title in, or domiciled in Bermuda do not exceed the limits set forth in this Section 8.1.10(ii).
8.1.11    Certificate of Beneficial Ownership and Other Additional Information. Provide to Administrative Agent and the Lenders such information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent or such Lender to comply therewith.
8.1.12    Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.12, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.11 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 8.1.12 constitute, and this Section 8.1.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.
8.1.13    Post Closing Covenants.
(i)    Within fourteen (14) days of the Closing Date, Crocs Europe shall amend its articles of association in such a way that is acceptable and agreed to in writing by the Administrative Agent.
(ii)    Within seven (7) days (or such later date agreed to by Administrative Agent in its Permitted Discretion) after Administrative Agent delivers an apostilled power of attorney to Borrowers and Administrative Agent’s Dutch counsel, (x) Crocs General Partner, LLC as pledgor and Administrative Agent, as pledgee will enter into a Dutch law governed deed of pledge of shares with respect to the shares in the share capital of Crocs Europe, and (y) DLA Piper Nederland N.V. shall deliver a signed legal opinion with respect to the Dutch Loan Parties and the Loan Documents in the form agreed to as of the Closing Date (or as modified by mutual agreement among Administrative Agent and Borrowers).

8.2    Negative Covenants.
8.2.1    Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i)    Indebtedness under the Loan Documents;
(ii)    Indebtedness incurred with respect to Purchase Money Security Interests and Capitalized Leases does not exceed $50,000,000 outstanding in the aggregate at any time;
(iii)    Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;
(iv)    Indebtedness owing to Foreign Subsidiaries to the extent that such Indebtedness is subordinated to the Obligations pursuant to the Intercompany Subordination Agreement and such Indebtedness does not exceed $75,000,000 outstanding in the aggregate at any time;
(v)    Any (i) Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge, (ii) Other Hedging Transaction approved by the Administrative Agent and (iii) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge or Other Hedging Transaction only for hedging (rather than speculative) purposes;
(vi)    Guaranties of Indebtedness of Foreign Subsidiaries as permitted by Section 8.2.3(iii) and (iv) [Guaranties];
(vii)    Indebtedness existing on the date hereof and set forth on Schedule 8.2.1 and Permitted Refinancings thereof;
(viii)    Indebtedness of any Loan Party or any of its Subsidiaries as an account party in respect of trade letters of credit;
(ix)    Endorsements of items for deposit or collection of commercial paper received in the ordinary course of business;
(x)    Indebtedness issued in the ordinary course of business solely to support any insurance or self-insurance obligations (including to secure workers’ compensation and other similar insurance coverages);
(xi)    Indebtedness in respect of netting services, cash management, overdraft protections and otherwise in connection with deposit accounts;
(xii)    Unsecured Indebtedness to evidence the purchase price of capital stock, options or warrants of any Loan Party purchased from current or former officers, directors and employees of such Loan Party;

(xiii)    Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Loan Parties and their Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of the Loan Parties or any of their Subsidiaries with respect to such bonds, guarantees or letters of credit;
(xiv)    Obligations for payment of rent under operating leases if and to the extent such leases are or would be classified as operating leases under Financial Accounting Standards Board Accounting Standards Codification 840 as in effect as of the date of this Agreement but are required to be reclassified as capital leases as a result of amendments to Financial Accounting Standards Board Account Standards Codification 840 made in accordance with those account standards proposed in the Proposed Accounting Standards Update exposure draft issued on August 17, 2010;
(xv)    Unsecured Indebtedness in an amount not exceeding $5,000,000 outstanding at any time in addition to any other amounts permitted under this Section 8.2.1;
(xvi)    Indebtedness of Foreign Subsidiaries from third party lenders and guaranties thereof permitted under Section 8.2.3(iii) [Guaranties] in an aggregate amount not to exceed $50,000,000 at any time;
(xvii)    Guarantees of third party loans to franchisees of retail stores not to exceed $3,000,000 in the aggregate outstanding at any time;
(xviii)     Indebtedness of Foreign Subsidiaries owing to another Foreign Subsidiary or any Loan Party;
(xix)    Unsecured guaranties of Indebtedness of the Borrowers permitted by Section 8.2.3(i) [Guaranties];

(xx)    Indebtedness of the Loan Parties related to the repatriation of cash to the Loan Parties in the United States.

8.2.2    Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
8.2.3    Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) unsecured guaranties of Indebtedness of the Borrowers permitted hereunder, (ii) the endorsement of checks in the ordinary course of business, (iii) guaranties by Crocs or any Foreign Subsidiary of Indebtedness not to exceed $75,000,000 in the aggregate outstanding at any time

(excluding guaranties of Lender Provided Interest Rate Hedges or Lender Provided Foreign Currency Hedges); (iv) guaranties by Crocs of obligations of Foreign Subsidiaries under Lender Provided Interest Rate Hedges or Lender Provided Foreign Currency Hedges; (v) guaranties by Crocs of contractual obligations of other Loan Parties or Foreign Subsidiaries that do not constitute Indebtedness; (vi) guaranties of third-party loans to franchisees of retail stores and other non-Affiliate third parties, which together with any loans or advances permitted under Section 8.2.4(vi) [Loans and Investments] hereof, shall not exceed $5,000,000 in the aggregate outstanding at any time; (vii) guarantees by Borrowers of obligations of Foreign Subsidiaries under Other Hedging Transactions in an amount not to exceed $15,000,000 in the aggregate at any time; (viii) guarantees pursuant to the Guaranty Agreements, and (ix) any guarantee or liability in the form of a declaration of joint and several liability (hoofdelijke aansprakelijkheid) pursuant to Section 2:403 Dutch Civil Code (and any residual liability arising pursuant to Section 2:404(2) Dutch Civil Code) or any equivalent arrangement in any other relevant jurisdiction granted by a Loan Party in favor of any Person with respect to liabilities of another Loan Party.
8.2.4    Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment, except:
(i)    trade credit extended on usual and customary terms in the ordinary course of business;
(ii)    as disclosed on Schedule 8.2.4 hereof;
(iii)    advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(iv)    investments in and loans and advances to Foreign Subsidiaries to the extent that (A) such intercompany loans do not exceed $75,000,000 in the aggregate outstanding at any time, (b) no Potential Default or Event of Default has occurred or would occur after giving pro forma effect to such intercompany loans on a Pro Forma Basis, and (c) Availability is greater than or equal to $35,000,000 after giving pro forma effect to such intercompany loans;
(v)    (a) Permitted Investments and (b) Permitted Foreign Investments by Foreign Subsidiaries;
(vi)    loans, advances and other investments in franchisees of retail stores and other non-Affiliate third parties, which together with any guaranties permitted under Section 8.2.3(vi) [Guaranties] hereof, shall not exceed $5,000,000 in the aggregate outstanding at any time;
(vii)    (a) loans, advances and other investments in other Loan Parties, and (b) any loans, advances and other investments evidenced by certain promissory notes to be issued by Colorado Footwear C.V. and Western Brands NL Holdings C.V. to Crocs as taxable dividends in an aggregate amount not to exceed $375,000,000 at any time to the extent the issuance of such promissory notes does not result in a material tax expense or have a materially adverse effect on the consolidated financial statements of Crocs;

(viii)    loans, advances and other investments between or among Foreign Subsidiaries; and
(ix)    loans, advances and other investments of the Loan Parties related to the repatriation of cash to the Loan Parties in the United States.

8.2.5    Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any Restricted Payments, except:
(i)    dividends or other distributions payable (A) from any Loan Party to another Loan Party, (B) from any Foreign Subsidiary to any Loan Party or any of its Subsidiaries and (C) from any Subsidiary of a Loan Party to any Loan Party;
(ii)    any purchase, redemption or retirement in connection with a transaction permitted by Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions]; or
(iii)    dividends, purchases, redemptions or retirements of Equity Interests of any Loan Party so long as at the time of, and after giving pro forma effect to such dividend, purchase, redemption or retirement of Equity Interests (including any incurrence of Indebtedness in connection therewith), the Leverage Ratio (calculated on a Pro Forma Basis) would be 0.25 times less than the maximum Leverage Ratio permitted pursuant to Section 8.2.15 for the fiscal quarter in which such Restricted Payment is made (giving effect to any increase in the maximum Leverage Ratio permitted pursuant to Section 8.2.15 as a result of any Permitted Specified Transaction).
8.2.6    Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, or consummate an LLC Division except (i) any Loan Party may merge, consolidate or liquidate with or into any Borrower, (ii) any Borrower may acquire all of the assets or equity interests of any Loan Party or any Foreign Subsidiary, (iii) Permitted Acquisitions, (iv) repurchases of franchisee-owned retail stores for cash consideration not to exceed, together with outstanding loans, advances and other investments in such franchisees permitted under Section 8.2.4(vi) [Loans and Investments] and guarantees permitted under Section 8.2.3(vi) [Guaranties], $5,000,000 in the aggregate, (v) any Foreign Subsidiary may merge, consolidate or liquidate with or into another Foreign Subsidiary or any Loan Party, and (vi) any Foreign Subsidiary may acquire all of the assets or equity interests of another Foreign Subsidiary.
8.2.7    Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets (including, in each case, by way of an LLC Division), tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i)    transactions involving the sale of inventory in the ordinary course of business;
(ii)    the licensing of the Borrower’s intellectual property in the ordinary course of business;
(iii)    the donation of inventory to charity during any fiscal year in an aggregate not to exceed $3,000,000 in any fiscal year;
(iv)    the disposition or transfer of obsolete and worn-out equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $1,000,000 and only to the extent that the proceeds of any such disposition are used to acquire replacement equipment which is subject to Administrative Agent’s Prior Security Interest;
(v)    sales or dispositions of assets or Subsidiaries not to exceed $10,000,000 in any fiscal year;
(vi)    any sale, transfer or lease of assets by any Loan Party or any of its Subsidiaries to another Loan Party; or
(vii)    any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (v) above, which is approved by the Required Lenders;
8.2.8    Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except (w) as permitted by Sections 8.2.1 [Indebtedness], 8.2.4 [Loans and Investments], 8.2.5 [Dividends and Related Distributions], 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] and 8.2.7 [Dispositions of Assets and Subsidiaries], (x) transactions between or among a Loan Party or any of its Subsidiaries and another Loan Party or any of its Subsidiaries, (y) employment, equity compensation and related agreements among Loan Parties and any officers, directors and employees of Loan Parties and payment of fees to and reimbursement of expenses of members of the Board of Directors in the ordinary course of business of the Loan Parties, and (z) transactions disclosed to the Administrative Agent, which are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.
8.2.9    Subsidiaries, Partnerships and Joint Ventures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary existing as of the Closing Date, and (ii) any Subsidiary formed after the Closing Date that complies with Section 8.1.8. No Loan Party shall become or agree to become a party to a Joint Venture.
8.2.10    Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than other than designing, manufacturing, distributing and marketing footwear for men, women and children, apparel, accessories, bags and backpacks, and other products, and activities necessary to conduct the foregoing, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.
8.2.11    Fiscal Year. The Borrowers shall not, and shall not permit any Subsidiary of the Borrowers to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.
8.2.12    Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.
8.2.13    Reserved.
8.2.14    Interest Coverage Ratio. Cause to be maintained as of the last day of each fiscal quarter, an Interest Coverage Ratio for the Loan Parties, measured on a trailing twelve month basis, of not less than 4.00 to 1.00.
8.2.15    Maximum Leverage Ratio. Cause to be maintained as of the last day of each fiscal quarter, a Leverage Ratio of the Loan Parties of not more than the ratio set forth below opposite the applicable measurement date:

Measurement Date	Maximum Leverage Ratio
Fiscal quarter ending September 30, 2019 through and including the fiscal quarter ending September 30, 2020	3.50 to 1.00
December 31, 2020 and each fiscal quarter thereafter	3.25 to 1.00

Notwithstanding the foregoing, for any fiscal quarter in which a Permitted Specified Transaction occurs (and for the subsequent three fiscal quarters), the maximum Leverage Ratio requirement may be increased to 4.00 to 1.00 at the election of the Loan Parties, and thereafter reduced back to the Leverage Ratio that would have been in effect had such Permitted Specified Transaction not been consummated; provided that the Leverage Ratio may not be increased at the election of the Loan Parties or otherwise as a result of a Permitted Specified Transaction more than twice during the term of the Credit Facility (and for the avoidance of doubt, one-time only for a Permitted

Acquisition and one-time only for a Permitted Repurchase) (the “Leverage Covenant Step-Up Period”).
8.2.16    Fiscal Unity. No Loan Party shall create or become a member of a fiscal unit (fiscale eenheid), except for any Loan Party or other Persons incorporated under Dutch law.
8.2.17    403 Statement. No Loan Party incorporated under Dutch law shall issue a declaration of joint and several liability as referred to in Section 2:403 of the Dutch Civil Code, other than declarations of joint and several liability with, and of, other Loan Parties, except with the prior written consent of the Administrative Agent
8.2.18    COMI. For the purpose of the Insolvency Regulation, Crocs Europe is incorporated under the laws of any Member State of the European Union and maintains its centre of main interest (as that term in used in Article 3(1) of the Insolvency Regulation) in the current jurisdiction of its registered office and has no "establishment" (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.
8.3    Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
8.3.1    Quarterly Financial Statements. Within forty five (45) days after the end of each fiscal quarter (other than the fiscal quarter ending December 31 for which Borrowers shall have ninety (90) days after such fiscal quarter end), an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments and the absence of footnotes that individually and in the aggregate are not material to Borrowers’ business; provided however that if Crocs files its quarterly report on Form 10-Q for the applicable fiscal quarter and such quarterly report contains the financial statements and reports described above, in a format acceptable to Administrative Agent in its Permitted Discretion, then Borrowers may satisfy the requirements of this Section 8.3.1 by delivering a copy of such quarterly report to the Administrative Agent and each Lender. The reports shall be accompanied by a Compliance Certificate.
8.3.2    Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Administrative Agent(the “Accountants”); provided however that if Crocs files its annual report on Form 10-K for the applicable fiscal year and such annual report contains the financial statements and reports described above, in a format acceptable to Administrative Agent in its Permitted Discretion, then Borrowers may satisfy the requirements of this Section 8.3.2 by delivering a copy of such annual report to the Administrative Agent and each Lender. The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Potential Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Potential Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 8.2.1 [Indebtedness], 8.2.4 [Loans and Investments], 8.2.5 [Dividends and Related Distributions], 8.2.14 [Minimum Interest Coverage Ratio] and 8.2.15 [Maximum Leverage Ratio] hereof. In addition, the reports shall be accompanied by a Compliance Certificate.
8.3.3    Certificate of the Borrowers. Concurrently with the financial statements of the Borrowers furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrowers signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Director of Treasury of the Borrowers, in the form of Exhibit 8.3.3.
8.3.4    Notices. The Borrowers shall furnish or cause to be furnished written notice to the Administrative Agent and each of the Lenders:
8.3.4.1    Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
8.3.4.2    Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which if adversely determined would constitute a Material Adverse Change.
8.3.4.3    Organizational Documents. Within the time limits set forth in Section 8.2.12 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.
8.3.4.4    Erroneous Financial Information. Promptly in the event that the Borrowers or the Accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.
8.3.4.5    ERISA Event. Promptly after (i) any member of the ERISA Group knows or has reason to know of the occurrence of any ERISA Event together with a written statement describing such ERISA Event and the action, if any, which any member of the ERISA Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, Department of Labor or PBGC with respect thereto, (ii) any member of the ERISA Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred with respect to any Pension Plan, (iii) a funding waiver request has been filed with respect to any Pension Plan together with all communications received the members of the ERISA Group with respect to such request, (iv) any material increase in the benefits of any existing Pension Plan or the establishment of any new Pension Plan or the commencement of contributions to any Plan to which the members of the ERISA Group were not previously contributing shall occur, (v) any member of the ERISA Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Pension Plan under Section 401(a) of the Code, together with copies of each such letter, (vi) any member of the ERISA Group shall fail to make a required installment or any other required payment under the Code or ERISA with respect to a Pension Plan or Multiemployer Plan on or before the due date for such installment or payment, or (vii) any member of the ERISA Group knows that a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA; if individually or together with other events described above would result in a Material Adverse Change.
8.3.4.6    Other Reports. Promptly upon their becoming available to the Borrowers:
(i)    Annual Budget. The annual budget and any forecasts or projections of the Borrowers, to be supplied not later than forty-five (45) days after the commencement of the fiscal year to which any of the foregoing may be applicable,
(ii)    Management Letters. Any reports including management letters submitted to the Borrowers by independent accountants in connection with any annual, interim or special audit,
(iii)    SEC Reports; Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Borrowers with the Securities and Exchange Commission; provided that the documents required to be delivered pursuant to this Section 8.3.4.6(iii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System.
(iv)    Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.
9.    ARTICLE 9; DEFAULT
9.1    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
9.1.1    Payments Under Loan Documents. The Borrowers shall fail to pay when due (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or (ii) any other amount owing hereunder or under the other Loan Documents not described in the preceding clause (i) within three (3) Business Days following the due date therefor (or, if there is no due date therefor, within three (3) Business Days following Administrative Agent’s demand for any such payment or reimbursement);
9.1.2    Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
9.1.3    Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Sections 8.1.5 [Visitation Rights], 8.1.7(ii) [Compliance with Laws; Use of Proceeds], 8.1.9 [Anti-Terrorism and Sanctions Laws]. or Section 8.2 [Negative Covenants];
9.1.4    Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days or more following the earlier to occur of (i) notice from Agent or (ii) the date any executive officer or Authorized Officer of any Borrower has knowledge of such default;
9.1.5    Defaults in Other Agreements. A default in respect to any other obligation of the Borrowers under any other agreement to which it is a party (other than the Loan Documents) which causes a Material Adverse Change and which such default is not cured within any applicable grace period;
9.1.6    Final Judgments or Orders. Any judgment or judgments are rendered against any Borrower in an aggregate amount in excess of $5,000,000 or against all Borrowers in an aggregate amount in excess of $10,000,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which the same shall remain undischarged and a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);
9.1.7    Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
9.1.8    Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of

$2,000,000 or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
9.1.9    Events Relating to Plans. An ERISA Event shall occur with respect to any Plan and, as a result of such ERISA Event, together with all other ERISA Events, any member of the ERISA Group shall incur a liability to a Plan or the PBGC (or both) which would result in a Material Adverse Change;
9.1.10    Change of Control. Any Change of Control shall occur; or
9.1.11    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any Subsidiary of any Loan Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy.
9.2    Consequences of Event of Default.
9.2.1    Events of Default. If an Event of Default shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders shall:
(i)    declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)     declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and
(iii)    require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations;
(iv)    exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents; and
(v)    If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.
9.2.2    Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 9.2 for the benefit of all the Lenders and the Issuing Lender and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender or the Swing Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swing Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.2.3 [Set-Off] (subject to the terms of Section 5.3 [Sharing of Payments by Lenders]), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.2.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.3 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
9.2.3    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.2.4    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:
(i)    First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;
(ii)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
(iii)    Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;
(iv)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and to Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement);

(v)    Fifth, to payment of that portion of Obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fifth held by them; and
(vi)    Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause “Fourth” above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

Notwithstanding anything to the contrary in this Section 9.2, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise specified above in this Section 9.2

In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto.

9.3    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.    ARTICLE 10; THE ADMINISTRATIVE AGENT
10.1    Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.6    Resignation of Administrative Agent.
(i)     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(ii)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, with approval from the Borrowers, appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(iii)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 [Expense; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
10.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lenders listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9    Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrowers and Administrative Agent, as amended from time to time.
10.10    Authorization to Release Collateral and Guarantors.
(i)    Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion:
(A)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Expiration Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.2 [Modifications; Amendment or Waivers], if approved, authorized or ratified in writing by the Required Lenders;
(B)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that secures Purchase Money Indebtedness; and
(C)    to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.10.

(ii)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
10.11    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism and Sanctions Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
10.12    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.8.2 [Letter of Credit Fees] and 11.4 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.4 [Expenses; Indemnity; Damage Waiver].
10.12.1    Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.2.4 [Application of Proceeds], the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
10.13    Parallel liability. For purposes of this Agreement, “Parallel Liability” means a Loan Party’s undertaking pursuant to this Clause 10.13.
10.13.1    Each Loan Party irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount of its Obligations (as these may exist from time to time).
10.13.2    The Parties agree that:
(i)    a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Obligations;
(ii)    a Loan Party’s Parallel Liability is decreased to the extent that its Obligations have been irrevocably paid or discharged and its Obligations are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;
(iii)    a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Obligations, and constitutes a single obligation of that Loan Party to the Administrative Agent (even though that Loan Party may owe more than one Obligation to the Secured Parties under the Loan Documents) and an independent and separate claim of the Administrative Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Obligations); and
(iv)    for purposes of this Clause 10.13, the Administrative Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Lien securing a Parallel Liability on trust.
11.    MISCELLANEOUS
11.1    Joint and Several Obligations.
11.1.1    The handling of this credit facility as a co-borrowing facility in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Administrative Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Administrative Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Administrative Agent and each Lender and holds Administrative Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Administrative Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Administrative Agent or any Lender on any request or instruction from any Borrower or any other action taken by Administrative Agent or any Lender with respect to this Section 11.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
11.1.2    All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Administrative Agent or any Lender to any Borrower, failure of Administrative Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Administrative Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Administrative Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Administrative Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.
11.1.3    Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.
11.2    Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document (excluding any Lender Provided Interest Rate Hedge and any Lender Provided Foreign Currency Hedge which shall only require the consent of the Lender providing such hedge) or the rights of the Lenders or the Loan Parties hereunder or thereunder, or to join or add any Borrower, Guarantor or Loan Party as an obligor hereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
11.2.1    Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
11.2.2    Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.2.3    Release of Collateral or Guarantor. Except for (i) the release of Collateral and Guarantors as provided in Section 10.10 [Authorization to Release Collateral and Guarantors], (ii) sales of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] and (iii) the release of any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Disposition of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders);
11.2.4    Foreign Borrower or Loan Party and or Foreign Currency. (i) Join or add any non-U.S. Person as a Borrower or Loan Party hereunder or under any of the Loan Documents, or make Revolving Credit Loans to such non-U.S. Person, or (ii) permit Borrowers to request, or permit Lenders to advance, Revolving Credit Loans or Loans in any currency other than Dollars, in each case without the consent of each Lender directly affected thereby; or
11.2.5    Miscellaneous. Amend, alter or modify Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions], 5.3 [Sharing of Payments by Lenders], this Section 11.2, any provision regarding the pro rata treatment of the Lenders, any provision requiring all Lenders to authorize the taking of any action, or the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.2.1 through 11.2.5 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Expiration Date with respect to the Revolving Credit Commitments of Lenders under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrowers (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended.
In addition, notwithstanding the foregoing, (a) with the consent of the Borrowers, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), and (b) without the consent of any Lender or the Borrowers, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Revolving Commitment Amount, or (ii) any assignment by any Lender of some or all of its Revolving Commitment Amount, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 1.1(B) to reflect such change and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement.
11.2.6    Reserved.
11.2.7    Release of Trademarks, Patents and other Intellectual Property. Notwithstanding anything to the contrary contained in this Section 11.2, the Administrative Agent may, in its Permitted Discretion (and without Required Lender consent or approval) release its Lien (held for the benefit of itself and the Lenders) on any patents, trademarks, service marks, trade names, copyrights, licenses, registrations or other intellectual property which Borrowers determine is not material or which Borrowers’ in good faith determine is not useful or used in their business. Such release shall be in the form of Exhibit 11.2.6.
11.3    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
11.4    Expenses; Indemnity; Damage Waiver.
11.4.1    Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and

PNCCM (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent and the Lead Arranger in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties; provided however that, absent the occurrence and during the continuance of an Event of Default, the Borrowers shall not be obligated to pay the costs, expenses or fees of more than two (2) such audits per fiscal year.
11.4.2    Indemnification by the Borrowers. The Borrowers shall, on a joint and several basis, indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrowers under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.4.2 [Indemnification by the Borrowers] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
11.4.3    Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under Sections 11.4.1 [Costs and Expenses] or 11.4.2 [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
11.4.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.4.2 [Indemnification by Borrowers] shall be liable for any damages arising from the use by any recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
11.4.5    Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
11.4.6    Survival. Each party’s obligations under this Section 11.4 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
11.5    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
11.6    Notices; Effectiveness; Electronic Communication.
11.6.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.6.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.6.2 [Electronic Communications], shall be effective as provided in such Section.
11.6.2    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
11.6.3    Change of Address, Etc. Any party hereto may change its address, e‑mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6.4    Platform.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.
11.7    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.8    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.4 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
11.9    Successors and Assigns.
11.9.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.9.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.9.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.9.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
11.9.2    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (i)(A) of this Section 11.9.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent which shall not be unreasonably withheld or delayed and:
(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of the Borrower’s Affiliates or Subsidiaries (or a holding company, investment vehicle or trust for, or owned and operated for the benefit of, a Borrower or an Affiliate or Subsidiary of a Borrower), or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person or a holding company, investment vehicle or trust for, or owned and operated for the benefit of, a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)    Effectiveness; Release.     Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.9.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.4 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.9.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.9.4 [Participations].
11.9.3    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
11.9.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the benefit of, a natural person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.2.2 [Extension of Payment, Etc.], or 11.2.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
11.9.5    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.10    Confidentiality.
11.10.1    General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.10.2    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.10.1 [General].
11.11    Counterparts; Integration; Effectiveness.
11.11.1    Counterparts; Integration; Effectiveness.
(i)    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e‑mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(ii)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.12    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
11.12.1    Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to is conflict of laws principles. If a Person is represented by an attorney in connection with the signing and/or execution of this Agreement or any other Loan Document, and the relevant power of attorney is expressed to be governed by Netherlands or any other law, that choice of law is hereby accepted by each other Person, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.
11.12.2    SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.12.3    WAIVER OF VENUE. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
11.12.4    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.6 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH LOAN PARTY THAT IS NOT A U.S. PERSON DESIGNATES CROCS AS ITS AGENT FOR PURPOSES OF RECEIVING SERVICE OF PROCESS ON BEHALF OF SUCH LOAN PARTY.
11.12.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.13    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
11.14    No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the Obligations under, and as defined in, the Existing Credit Agreement or the Lien or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under, and as defined in, the

Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower or Guarantor under the Existing Credit Agreement from any of its obligations and liabilities as a “Borrower” or “Guarantor” thereunder. Each Borrower hereby (a) confirms and agrees that the Existing Credit Agreement and Loan Documents (as defined in the Existing Credit Agreement) to which such Person is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such “Loan Document,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement and (b) confirm and agree that to the extent that any such Loan Documents purports to assign or pledge to Administrative Agent a security interest in or Lien on, any collateral as security for the obligations of Borrowers or Guarantors from time to time existing in respect of the Existing Credit Agreement, this Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respect.
11.15    Reserved.
11.16    Reserved.
11.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrowers and their Subsidiaries and any Joint Lead Arranger, the Administrative Agent, any Issuing Lender, any Swing Loan Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether such Joint Lead Arranger, the Administrative Agent, any Issuing Lender, any Swing Loan Lender or any Lender has advised or is advising any Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by such Joint Lead Arranger, the Administrative Agent, the Issuing Lenders, the Swing Loan Lenders and the Lenders are arm’s-length commercial transactions among the Borrowers and their Affiliates, on the one hand, and the Joint Lead Arrangers, the Administrative Agent, the Issuing Lenders, the Swing Loan Lenders and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed it appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Joint Lead Arranger, the Administrative Agent, the Issuing Lenders, the Swing Loan Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any Affiliate of any Borrower, or any other Person; (ii) none of the Joint Lead Arranger, the Administrative Agent, the Issuing Lenders, the Swing Loan Lenders and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Joint Lead Arranger, the Administrative Agent, the Issuing Lenders,

the Swing Loan Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Joint Lead Arranger, the Administrative Agent, the Issuing Lenders, the Swing Loan Lenders and the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against any of the Joint Lead Arrangers, the Administrative Agent, the Issuing Lenders, the Swing Loan Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.18    Acknowledgment Regarding any Supported QFC’s. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Lender Provided Hedge Agreement, Lender Provided Foreign Currency Hedge, any Other Hedging Transaction or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(i)    In the event a QFC Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ii)    As used in this Section 11.18, the following terms have the following meanings:
(A)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(B)    “QFC Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
(C)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(D)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
(iii)    The Loan Parties represent and warrant that no Loan Party is a QFC Covered Entity.

[SIGNATURES TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:    CROCS, INC.
By: /s/ Anne Mehlman
Name: Anne Mehlman
Title: Executive Vice President and Chief Financial Officer

    CROCS RETAIL, LLC
By: /s/ Anne Mehlman
Name: Anne Mehlman
Title: Chief Financial Officer

JIBBITZ, LLC
By: /s/ Anne Mehlman
Name: Anne Mehlman
Title: Manager

COLORADO FOOTWEAR C.V.
By: Crocs General Partner, LLC, as General Partner of Colorado Footwear C.V.
By: /s/ Anne Mehlman
Name: Anne Mehlman
Title: Chief Financial Officer

CROCS EUROPE B.V.
By: /s/ Trevin Abraham David
Name: Trevin Abraham David
Title: Authorize Signatory

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Lender, Issuing Lender, and Swing Loan Lender
By: /s/ Steve Roberts
Name: Steve Roberts
Title: Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

PNC CAPITAL MARKETS, LLC, as Sole Bookrunner, Joint Lead Arranger, Co-Syndication Agent
By: /s/ Bradley Byrd
Name: Bradley Byrd
Title: Managing Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Lender, Joint Lead Arranger, Co-Syndication Agent
By: /s/ John Sletten
Name: John Sletten
Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

CITIBANK, N.A., as Lender, Joint Lead Arranger, Co-Syndication Agent
By: /s/ Lori Galagarza
Name: Lori Galagarza
Title: Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as Lender, Joint Lead Arranger, Co-Syndication Agent
By: /s/ Marianne T. Meil
Name: Marianne T. Meil
Title: Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA, as Lender
By: /s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

HSBC BANK USA, N.A., as Lender
By: /s/ Jeffrey P. Huening
Name: Jeffrey P. Huening
Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as Lender
By: /s/ Cameron Doell    __
Name: Cameron Doell
Title: Assistant Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Commitment	Ratable Share
PNC Bank, National Association 350 South Grand Avenue Suite 3850 Los Angeles, CA 90071 Attention: Steve Roberts Telephone: 626-432-6128 Facsimile: 626-432-4589	$108,000,000	$108,000,000	24.00%
KeyBank National Association Commercial Banking 1675 Broadway, Suite 300 Denver, CO 80202 Attention: Dru Steinly-Chiesa Facsimile: 720-904-4515 Telephone: 720-904-4509	$72,000,000	$72,000,000	16.00%
Citibank, N.A. 6400 Las Colinas Blvd Irving, TX 75039 Attention: Tracye Zimmerman Telephone: 469-220-3409 Facsimile: 866-634-5642	$72,000,000	$72,000,000	16.00%
Bank of America, N.A. Bank of America ATTN: John Sletten 370 17th St Suite 5195 Denver, CO 80202	$72,000,000	$72,000,000	16.00%

SCHEDULE 1.1(B) - 1

HSBC Bank USA, N.A. 725 S. Figueroa St, Suite 2300 Los Angeles, CA 90017 Attention: Facsimile: Telephone:	$49,500,000	$49,500,000	11.00%
U.S. Bank National Association Commercial Banking 950 17th Street Floor 12 Denver, CO 80202 Attn: Cameron Doell Telephone 303-585-4677 Facsimile 303-585-6949	$49,500,000	$49,500,000	11.00%
Goldman Sachs Bank USA 2001 Ross Ave, 29th Floor Dallas, TX 75201 Email: gs-sbd-admin-contacts@ny.email.gs.com Tel: (212) 902-1099 Fax: (917) 977-3966	$27,000,000	$27,000,000	6.00%
Total	$450,000,000	$450,000,000	100%

SCHEDULE 1.1(B) - 2

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Administrative Agent, Borrowers and Guarantors:
ADMINISTRATIVE AGENT
PNC Bank, National Association
350 South Grand Avenue
Suite 3850
Los Angeles, CA 90071
Attention: Steve Roberts
Telephone:    626-432-6128
Telecopy:    626-432-4589
With a Copy To:
Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention:    Agency Services
Telephone:    412-762-6442
Telecopy:    412-762-8672
And a Copy to:
Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: Lawrence F. Flick II, Esquire
Phone: 212-885-5556
BORROWER:
Crocs, Inc.
7477 East Dry Creek Parkway
Niwot, CO 80503
Attention: William Plon
Telephone:    303-848-7461
Email:    WPlon@Crocs.com
With a copy to:
Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, CO 80202
Attention: Jason Day or Ned Prusse
Telephone: (303) 291-2300
Facsimile: (303) 291-2400

SCHEDULE 1.1(B) - 3